UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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EXIDE TECHNOLOGIES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13000 Deerfield Parkway
Building 200
Milton, Georgia 30004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 15, 2010

To our Stockholders:

The 2010 annual meeting of stockholders of Exide Technologies will be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Wednesday, September 15, 2010, beginning at 9:00 a.m. local time. At the meeting, the record holders of our common stock will act on the following matters:

(1) The election of nine directors;

(2) The ratification of the appointment of our independent auditors for fiscal 2011; and

(3) Any other matters that properly come before the meeting.

We are furnishing proxy materials to stockholders primarily by the Internet. This process expedites stockholders’ receipt of the materials, significantly lowers the costs of our annual meeting, and conserves natural resources. On August 2, 2010, we mailed our stockholders a notice containing instructions on how to access our proxy statement and annual report and vote online. The notice also included instructions on how you can receive a paper copy of the proxy materials.

All holders of record of shares of our common stock at the close of business on July 19, 2010 are entitled to vote at the meeting and any postponements or adjournments of the meeting. You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. We include instructions about each voting option in the proxy statement. You may also vote in person at the meeting.

The enclosed proxy statement describes the proposals set forth above in more detail. We urge you to read the proxy materials carefully before you decide how to vote.

You are cordially invited to attend the meeting. Please note that due to space limitations, stockholders may only bring one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time, and seating will begin at 8:30 a.m., local time. Stockholders may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Brad S. Kalter
Vice President, Deputy General Counsel and
Corporate Secretary

August 2, 2010

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on September 15, 2010. Our proxy statement and annual report are available at www.proxyvote.com. Information on our Web site, other than these materials, is not part of these proxy soliciting materials.

13000 DEERFIELD PARKWAY
BUILDING 200
MILTON, GEORGIA 30004

PROXY STATEMENT, DATED AUGUST 2, 2010

The Board of Directors of Exide Technologies (the “Board”) is soliciting proxies from its stockholders to be voted at the annual meeting of stockholders to be held on Wednesday, September 15, 2010, beginning at 9:00 a.m., local time, at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, and at any postponements or adjournments of the meeting. This proxy statement contains information related to the annual meeting. Directions to the Atlanta Marriott Alpharetta are included at the end of this proxy statement. This proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 are being distributed to stockholders on or about August 2, 2010. The fiscal year ended March 31, 2010 is referred to as “fiscal 2010” in this proxy statement. Unless the context indicates otherwise, the “Company,” “Exide,” “we” or “us” refers to Exide Technologies and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Why did I receive these materials?

We are providing these materials in connection with the Board’s solicitation of proxies to be voted at our annual meeting. Stockholders as of the close of business on July 19, 2010, (the “Record Date”) are entitled to vote at our annual meeting of stockholders, which will be held on September 15, 2010. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement provides notice of the annual meeting of stockholders, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders. The proxy card enables stockholders to vote on the matters without having to attend the annual meeting in person.

How are these materials being distributed?

We are furnishing proxy materials to our stockholders primarily via the Internet. On or about August 2, 2010, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs stockholders on how to access the proxy card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote by the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you own as of the Record Date. As of the Record Date, there were 75,856,364 shares of our common stock outstanding and eligible to vote.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time and seating will begin at 8:30 a.m., local time. If you attend, please note that you may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

How many shares must be present or represented to transact business at the annual meeting?

The presence or representation at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 75,856,364 shares of common stock, representing the same number of votes, were outstanding. Accordingly, the presence of the holders of common stock representing at least 37,928,183 votes will be required to establish a quorum.

Proxies received by us but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record (that is, if your shares are registered directly in your name with our transfer agent) may be voted by you in person at the annual meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. If you have voted by telephone, Internet or mail and later decide to attend and vote at the meeting, you may do so.

Can I vote by telephone or over the Internet?

If you are a stockholder of record, you may vote by telephone, or over the Internet, by following the instructions included with your proxy card. If your shares are held beneficially in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or over the Internet. The deadline for voting by telephone or over the Internet is 11:59 p.m., local time, on September 14, 2010. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004, a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted by employees of Broadridge Financial Solutions, Inc. (“Broadridge”), and certified by the Inspectors of Election, who is an employee of a third party firm that works with Broadridge. If you are a stockholder of record, your signed proxy card is returned directly to Broadridge for tabulation. If you hold your shares beneficially in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to Broadridge on behalf of its clients.

Will stockholders be asked to vote on any other matters?

Management does not know of any other matters that will be presented for action at this annual meeting other than described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote in accordance with the recommendation of the Board or, in absence of such a recommendation, in accordance with the best judgment of the proxy holders on those matters in the manner they consider appropriate. See “Stockholder Proposals and Director Nominations for 2010 Annual Meeting.”

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.  For the ratification of the appointment of our independent auditors for fiscal 2011 (Proposal 2), the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote on the item will be required for approval or ratification.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the director nominees and FOR ratification of the appointment of our independent auditors.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHOLD AUTHORITY” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.

If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Broker non-votes may be voted on routine matters such as the ratification of the appointment of our independent auditors. Please note, however, that as a result of a recent change in the rules related to discretionary voting and broker non-votes, brokers, banks and other nominees are no longer permitted to vote the uninstructed shares on a discretionary basis in the election of directors. As a result, if you hold your shares in street name and you do not instruct your broker, bank or nominee how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Therefore, it is critical that you indicate your vote if you want it to be counted in the election of directors.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, it is permitted to vote your shares only on the ratification of the appointment of our independent auditors (Proposal 2) if the broker, bank or other nominee does not receive voting instructions from you.

What should I do if I receive multiple Notices of Internet Availability or sets of voting materials?

You may receive more than one Notice of Internet Availability or, if you receive printed materials, you may receive multiple sets of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Report on Form 8-K to be filed within four business days following conclusion of our Annual Meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of seven directors. The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved the nomination of each of the nominees below for election to serve a one-year term set to expire at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified. Our Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the annual meeting, the persons named on the proxy may vote for another candidate nominated by our Board, or our Board may reduce the number of directors. Our Board has determined that each of the director nominees below, except James R. Bolch, is an “independent director” as defined in the NASDAQ Listing Rules, as currently in effect (the “NASDAQ Rules”).

With the exception of Messrs. O’Higgins and Pileggi, each of the nominees named below is currently a member of our Board. Additionally, Messrs. O’Higgins, Pileggi and Bolch were not selected at our 2009 annual meeting. Biographical information about each director nominee, as of July 1, 2010, appears below.

Director Nominees

Herbert F. Aspbury
 Director since 2006

Mr. Aspbury, 65, is currently Chairman of the Board of Trustees of Villanova University and previously served as the chair of the university’s Audit and Finance Committee for seven years. He is also an Adjunct Professor of the Fisher Graduate School of International Business of the Monterey Institute of International Studies, and has lectured at Cornell University’s joint MBA program with Queens University, Ontario. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee, and also sat on the Management Committees of Chase’s predecessor banks, Manufacturers Hanover Trust Company and Chemical Bank. His overall banking career has spanned 34 years, and was focused on corporate and investment banking. Mr. Aspbury is also a past director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as its Chairman from 2004 through 2007. He continues to serve as a member of Royal Oak’s Finance Committee. Mr. Aspbury is Chairman of the Audit Committee and a member of the Finance Committee.

Director Qualifications:  Mr. Aspbury’s previous service at Chase and other banking institutions is valuable to the Board’s oversight of the Company’s capital structure and capital financing strategies. Mr. Aspbury’s exposure to European and other global markets, as well as cross-border management experience, is particularly beneficial to the Company in light of our global operations.

James R. Bolch
 Director Since 2010

Mr. Bolch, 52, is our President and Chief Executive Officer. Mr. Bolch was appointed to the position in July 2010. From 2005 until his appointment with us, Mr. Bolch served as Senior Vice President and President, Industrial Technologies Sector at Ingersoll Rand Company. From 2004 to 2005, Mr. Bolch served as Executive Vice President, Service Business for Schindler Elevator Corporation. Mr. Bolch previously served from 1982 to 2004 in a number of positions at United Technologies Corporation, most recently as Vice President, Operations of UTC Power, a division of United Technologies Corp.

Director Qualifications:  Mr. Bolch’s experience serving in senior executive positions with a large multi-national public company has allowed him to develop leadership and team-building skills that are important to the Company’s future success.

Michael R. D’Appolonia
 Director since 2004

Mr. D’Appolonia, 61, currently serves as President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia is a member of the Board of Directors of Kinetic Systems Inc. and Westmoreland Coal Company. Mr. D’Appolonia previously served as a member of the Board of Directors of The Washington Group International, Inc., prior to that company’s sale in November 2007 and Reorganized Cone Mills Corporation. Mr. D’Appolonia is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Director Qualifications:  Mr. D’Appolonia’s has significant operational expertise as a result of his current executive position with Kinetic Systems, Inc., as well as previous executive positions. Mr. D’Appolonia also possesses significant experience serving on boards of directors for small and medium market private and public companies.

David S. Ferguson
 Director since 2005

Mr. Ferguson, 65, is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Wal*Mart Europe. Prior to that, he was President and Chief Executive Officer of Wal*Mart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the Board of Directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain and is a member of the Dean’s Advisory Board of the Business School at Morehouse College. Mr. Ferguson previously served on the Board of Advisors for Miller Zell, Inc., and Vice-Chairman of the Board of Directors of NSB Retail Systems Plc. Mr. Ferguson is a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee.

Director Qualifications:  Mr. Ferguson has significant global operational experience due to his previous executive positions with Wal*Mart. Mr. Ferguson also possesses significant understanding of retailing as a result of his previous executive positions. These areas of expertise provide value to the Board in understanding global marketing issues and, in particular, the Company’s relationships with third party retailers.

John O’Higgins
 Director Nominee

Mr. O’Higgins, 46, is the Chief Executive of Spectris plc, a UK-headquartered company that provides analytical measurement and industrial controls for a variety of industries, and has served in that capacity since 2006. Mr. O’Higgins previously worked at Honeywell International, Inc. from 1991 to 2005, most recently as President of Asia Pacific from 2002 to 2005. Mr. O’Higgins began his career as a development engineer for Daimler Benz.

Director Qualifications:  Mr. O’Higgins possesses significant executive and operational skills as a current corporate chief executive. Mr. O’Higgins global experience and European background are additional valuable qualifications due to the global scope of the Company’s operations.

Dominic J. Pileggi
 Director Nominee

Mr. Pileggi, 58, is the Chief Executive Officer of Thomas & Betts Corporation, a leading manufacturer and marketer of electrical components for worldwide industrial, construction and utility markets, a position he has held since January 2004. Prior to being named CEO, Mr. Pileggi served in various other management positions at Thomas & Betts, including Chief Operating Officer, President — Electrical Products and President — Electronics. Mr. Pileggi has also held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems. He began his career at Procter & Gamble. Mr. Pileggi is the Chairman of the Board of Thomas & Betts and serves as a member of the Board of the Lubrizol Corporation.

Director Qualifications:  Mr. Pileggi possesses significant executive, operational and marketing expertise and a broad understanding of global industrial and consumer markets. Mr. Pileggi’s other board positions, including serving as his company’s chairman, provide Mr. Pileggi with a unique basis for understanding our business and governance process.

John P. Reilly
 Director since 2004

Mr. Reilly, 66, is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly is currently on the Board of Directors of Material Sciences Corporation, Marshfield Door Systems, Inc. and Timken Company. Mr. Reilly serves as Chairman of the Board of Directors and a member of the Compensation Committee.

Director Qualifications:  Mr. Reilly has significant experience in the automotive industry, a key strategic market for the Company. Mr. Reilly’s also has significant executive experience with large multi-national manufacturing enterprises. Mr. Reilly’s significant roles in the automotive industry and executive experience, as well as other public company board service, are important factors that make him well-qualified to serve as the Chairman of the Board.

Michael P. Ressner
 Director since 2004

Mr. Ressner, 61, is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner currently serves as a member of the Board of Directors for the following companies: Magellan Health Services, Inc. and Tekelec, Inc. Mr. Ressner previously served on the Boards of Arsenal Digital Solutions, Entrust, Inc., Proxim Corporation and Riverstone Networks. Mr. Ressner is Chairman of the Finance Committee and a member of the Audit Committee.

Director Qualifications:  Mr. Ressner has served in a number of senior financial positions for a large public company and has chaired and served on a number of public company audit committees. Mr. Ressner’s significant experience with financial statements, internal controls, and audit committee obligations are valuable to the Board and to the committees on which he serves.

Carroll R. Wetzel
 Director since 2005

Mr. Wetzel, 67, served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. From 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously as the head of the Mergers and Acquisitions Group at Chemical Bank. Prior

to 1988, Mr. Wetzel served as a corporate finance officer at Dillon Read & Co., Inc. Mr. Wetzel currently serves on the Board of Directors of PHH Corporation. Mr. Wetzel previously served as Vice Chairman and lead director at Arch Wireless and also served on the Boards of Brinks Company, Brinks Home Security and Laidlaw International, Inc. Mr. Wetzel is Chairman of the Nominating and Corporate Governance Committee and a member of the Finance Committee.

Director Qualifications:  Mr. Wetzel possesses significant expertise in capital markets and corporate financing as a result of his previous employment positions with Chase Manhattan Bank and Dillon Reed & Co, Inc. Mr. Wetzel’s previous and current service on other public company boards provides a level of governance expertise in overseeing the Nominating and Corporate Governance Committee.

The Board recommends that the stockholders vote FOR the election of each of the director nominees named above.

PROPOSAL 2 —	A PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2011

The Audit Committee selects our independent auditors. This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of PricewaterhouseCoopers LLP (“PwC”) is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PwC is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

We expect that representatives of PwC will attend the 2010 annual meeting and that they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

There are no relationships between our executives, directors and PwC.

Fees of Independent Public Accountants for Fiscal 2010 and 2009

The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements and internal control over financial reporting for fiscal 2010 and fiscal 2009, together with any fees for audit-related services and tax services rendered by PwC for fiscal 2010 and fiscal 2009.

	Fiscal 2010	Fiscal 2009

(1) Audit fees(a)	$4,922,172	$4,997,329
(2) Audit-related fees	—	—
(3) Tax fees(b)	271,448	7,079
(4) All other fees(c)	6,732	1,042

Total	$5,200,352	$5,005,450

(a)	Fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements. Fees for fiscal 2010 and fiscal 2009 also included an audit of our internal control over financial reporting.

(b)	Tax fees in fiscal 2010 related primarily to tax consulting fees regarding research & development charges as well as transfer pricing procedures, which were performed in the United States. The remaining fees for fiscal 2010 and the fees for fiscal 2009 related to tax returns in Denmark and Norway.

(c)	Fees in fiscal 2010 related to technical work performed over the first time preparation of certain statutory accounts in Norway. Fees in fiscal 2009 pertained to reconciliations performed in Norway due to country-specific reporting obligations regarding payroll tax.

Pre-Approval Policies

All audit, audit-related and tax services for fiscal 2010 were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that individual engagements must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees other significant compensation to be paid to the independent auditor and the terms of such engagement. Additionally, the Audit Committee must pre-approve any non-audit services to be provided by the independent auditor.

The Board recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2011.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the 2010 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Ethics and Business Conduct for directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and all of our employees (the “Code of Ethics”). We have also adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and committee charters, form the framework for our governance. Our Corporate Governance Guidelines and Code of Ethics are available on the Investor Relations page of our website http://www.exide.com. We will post on this website any amendments to the Code of Conduct or waivers of the Code of Conduct for directors and executive officers and will disclose waivers of the Code in a Current Report on Form 8-K. Stockholders may request free printed copies of the Code of Ethics from:

Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
Attn: Corporate Secretary

Board of Directors Committees and Meetings

The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Nominating
and Corporate
	Compensation	Audit	Governance
Director	Committee	Committee	Committee	Finance Committee

Herbert F. Aspbury	—	Chair	—	Member
James R. Bolch	—	—	—	—
Michael R. D’Appolonia	Chair	—	Member	—
David S. Ferguson	Member	Member	Member	—
John P. Reilly, Chairman	Member	—	—	—
Michael P. Ressner	—	Member	—	Chair
Carroll R. Wetzel	—	—	Chair	Member

Joseph V. Lash, who resigned from the Board effective May 27, 2010, served on the Compensation and Finance Committees. Mr. Bolch does not serve on any committee of the Board. The Board met ten times during fiscal 2010. Each director attended at least 75% of all meetings of the Board and committees on which he served. Under our Corporate Governance Guidelines, each director is expected to attend Board meetings on a regular basis. Board members are encouraged, but not required, to attend the annual meeting of stockholders. All Board members attended the 2009 Annual Meeting.

The Board has Audit, Nominating and Corporate Governance, Compensation and Finance Committees. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm. A free printed copy of each of these charters is available to any stockholder who sends a request to the address listed under the heading “Governance of the Company.”

Our Corporate Governance Guidelines require that at least a majority of Board members qualify as independent under the applicable listing standards of The NASDAQ Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). Each year, the Board reviews information provided by the directors and any other relevant information and, based on this information, makes an affirmative determination as to each director’s independence. After considering the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act, the Board determined that the following directors are independent: Messrs. Reilly, Aspbury, D’Appolonia, Ferguson, O’Higgins, Pileggi, Ressner and Wetzel. James R. Bolch, due to his employment with the Company, is not considered an independent director.

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service to us, as well as for the advancement of expenses and contribution in the event of joint liability.

In particular, the indemnification agreements provide contractual indemnification for the indemnitee that is meant to supplement the indemnification provided by our organizational documents. The indemnification agreements provide that we will indemnify and hold harmless each indemnitee, to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the indemnity agreement, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The indemnification agreements further provide that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.

The indemnification agreements also provide that we will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding

(whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the indemnification agreement.

The agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Audit Committee

The Audit Committee met four times during fiscal 2010. The purpose of the Audit Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, approve and monitor the independence, services, performance and compensation of our independent auditors and internal audit services;

•	provide an avenue of communication among the independent auditors, our disclosure committee, management, employees, the internal audit function and the Board;

•	review and submit to the Board for approval, as appropriate, related person transactions for potential conflict of interest situations;

•	prepare the Audit Committee report that the rules of the Securities and Exchange Commission (“SEC”) require to be included in our annual proxy statement; and

•	monitor and approve the scope of our internal audit plan and work program and coordinate our internal and external audits.

In September 2009, the Board determined that all of the members of the Audit Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Board has determined that Mr. Aspbury, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC rules, and that he has financial sophistication within the meaning of the NASDAQ Rules.

The report of the Audit Committee is included herein under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on our website listed above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met seven times during fiscal 2010. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to serve as directors on the Board. To that end, the Nominating and Corporate Governance Committee has the following duties, among others:

•	establish criteria for selecting new directors, identify individuals qualified to become members of the Board based on these criteria and recommend to the Board for its consideration such individuals as nominees to the Board;

•	oversee evaluations of the Board, individual members of the Board and the committees of the Board; and

•	develop, evaluate and make recommendations to the Board with respect to our corporate governance policies and procedures and the Code of Ethics.

In September 2009, the Board determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of SEC rules, the NASDAQ Rules and our Corporate Governance Guidelines.

The Committee has set forth in its charter, qualities it seeks in individuals to be nominated to the Board. These qualities include those directors below under “Director Qualifications, Nominations and Diversity”, among other criteria, a high degree of leadership experience in business or administrative activities, breadth of knowledge about issues affecting us and the ability and willingness to contribute special competencies to Board activities. These, and other individual attributes, including personal integrity and loyalty to Exide and concern for its success and welfare, are more fully described in the Committee’s charter which is available on the Investor Relations page of our website at http://www.ir.exide.com/committees.cfm. The Nominating and Corporate Governance Committee also reviews annually the process for succession plans for our Chief Executive Officer (“CEO”) and the CEO’s direct reports.

Compensation Committee

The Compensation Committee met thirteen times during fiscal 2010. The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation. The Compensation Committee’s primary duties and responsibilities include:

•	oversee the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•	develop and recommend to the Board total compensation for our CEO and determine compensation for all other executive officers, including oversight of the administration of our executive benefit plans; and

•	review and discuss with management the Compensation Discussion and Analysis and review and approve the Compensation Committee report to be included in the annual proxy statement as required by the rules of the SEC.

In September 2009, the Board determined that all of the members of the Compensation Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines.

Finance Committee

The Finance Committee conducted five meetings during fiscal 2010. The Finance Committee’s primary duties and responsibilities include:

•	assist the Board in reviewing and making recommendations to the Board regarding our long-term financial structure, objectives and policies;

•	recommend to the Board authorizations, filings and applications necessary and appropriate to enable management to execute proposed financing plans; and

•	review financial implications of any significant transactions requiring Board approval, such as mergers, acquisitions, reorganizations and divestitures.

Director Qualifications, Nomination and Diversity

The Nominating and Corporate Governance Committee of the Board considers all qualified candidates who may be identified by our stockholders, current Board members and/or professional search firms. Stockholders who wish to propose a director candidate for consideration by the Nominating and Corporate Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Secretary of the Company at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004. All proposals for recommendation or nominations received by the Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration and the Committee will review each candidate using the same criteria. Members of the Nominating and Corporate Governance Committee will interview candidates, and the Nominating and Corporate Governance Committee will recommend to the Board nominees that best meet the Board’s current needs. In order for a recommended director candidate to be considered by the Nominating and Corporate Governance Committee for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the

Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.

Although the Board does not maintain a formal policy regarding diversity, the Nominating and Corporate Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, geographic profiles, as well as race, ethnicity, gender, national origin and other categories.

Board Leadership Structure

Since 2004, the Chairman of the Board has been an independent, non-employee director. In March 2010, the Board approved amendments to its bylaws that restricted the Chairman of the Board from also serving simultaneously as an executive of the Company. John P. Reilly has served as the Chairman of the Board since May 2004. As Chairman of the Board, Mr. Reilly approves meeting schedules and agendas and chairs executive sessions of the independent directors. The Board believes that this leadership structure ensures effective independent Board leadership and oversight of management and the Company’s long-term strategic objectives. Additionally, all of the Board’s standing committees are composed solely of, and chaired by, independent directors. As a matter of practice, the Chairman of the Board regularly elicits input from the CEO as to matters to be covered at the meetings.

Board of Directors’ Role in Risk Oversight

The Board provides oversight of the Company’s enterprise risks. Management oversees the daily risk management processes, and has formalized the development of a risk matrix through input from each business unit and corporate function. The risk matrix is refined over the course of the fiscal year and is reviewed with the Board on a semi-annual basis.

Although the Board has ultimate responsibility for overseeing risk management, the Board determined that the individual committees are best suited to provide direct oversight of certain risks related specifically to their areas of responsibility, and the committees review those risks with the Board. The Audit Committee reviews with the Vice President — Internal Audit the audits or assessments of significant risks conducted by the Company’s internal audit personnel based on its own audit plan. The Audit Committee also regularly reviews with management the Company’s internal control over financial reporting, including any significant deficiencies, as well as significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Additionally, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to matters including capital structure and liquidity. The Nominating and Corporate Governance Committee, through its succession planning activities, addresses risks related to identification of executive talent and continuity of senior management.

The Compensation Committee is responsible for overseeing risks related to compensation policies and practices. The Compensation Committee reviews a number of factors, including the mix of long-term and short-term incentive compensation, the performance metrics utilized for incentive compensation and the general designs of the various incentive plans. After a review of the Company’s existing compensation program, the Compensation Committee determined that the Company’s compensation programs are not likely to have a material adverse effect on the Company.

Executive Sessions of Independent Directors

The Board conducts executive sessions comprised exclusively of independent directors during each regularly scheduled Board meeting and as otherwise appropriate. The executive sessions are chaired by the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Messrs. D’Appolonia, Ferguson, Jennings, Lash and Reilly each served for a period of time as a member of the Compensation Committee, none of whom:

•	is one of our current or former executive officers;

•	is or was a participant in a “related person transaction in fiscal 2010 (for a description of our policy on related person transactions, see “Certain Relationships and Related Transactions”); and

•	is an executive officer of another entity of which one of our executive officers serves on the board of directors.

There were no interlocking relationships between any of the Compensation Committee’s members and the Company’s executive officers during fiscal 2010.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we specifically incorporate this Report by reference therein.

Purpose

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The purpose, authority and responsibilities of the Audit Committee are specified in its charter, which most recently was revised in fiscal 2011, and is available on our website at http://ir.exide.com/committees.cfm. The composition of the Audit Committee and the function of the Audit Committee are described in further detail on page 11 of this proxy statement under the caption Audit Committee.

Independent Public Accountant Communications

The Committee discussed with the independent public accountants, PricewaterhouseCoopers LLP, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including, among other things, management judgments and accounting estimates, as well as whether there were any significant audit adjustments, any disagreements with management or any difficulties encountered in performing the audit. The Committee also discussed with its independent public accountants matters relating to its independence, which discussion included a review of the firm’s audit and non-audit fees, as the fees may be modified or supplemented from time to time. In connection with such discussions, the Committee received and reviewed the written disclosures and letter from its independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee met separately at least quarterly with its independent public accountants, without management present.

Internal Controls

During fiscal 2010, the Committee discussed with management its assessment of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and whether any deficiencies existed. The Committee also discussed with the Company’s independent public accountants its evaluation of our internal control over financial reporting.

Review of Periodic Reports

The Committee reviewed and discussed with management and the independent public accountants each of our quarterly and annual reports for fiscal 2010, including our audited financial statements, which review included a discussion regarding accounting principles, practices and judgments. The Committee also reviewed and discussed with management the earnings press releases accompanying such quarterly and annual reports.

Audited Financial Statements

As a result of its review of the audited financial statements, as well as its discussions with management and the independent public accountants, including those discussions mentioned above related to independent public accountant communications, the Committee recommended to the Board and the Board approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

Members of the Audit Committee

Herbert F. Aspbury, Chairman
David S. Ferguson
Michael P. Ressner

COMPENSATION DISCUSSION AND ANALYSIS

We refer you to our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 for additional information regarding fiscal 2010 results discussed in the Executive Summary of this report.

Executive Summary

This Compensation Discussion and Analysis provides an explanation of how our compensation programs are designed with respect to our named executive officers. Significant objectives of our compensation program include the following:

•	Recruit, retain, and motivate executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater stockholder value.

The Committee attempts to design total compensation for the named executive officers that will provide significant compensation if the Company achieves superior financial performance. General economic conditions continued to impact the Company’s results in fiscal 2010. However, the Committee believes that the short-term cash incentive award payments made based on fiscal 2010 financial performance were appropriate in light of the Company’s efforts to withstand significant pressures resulting from the global economic slowdown, as well as the Company’s improvements in net income and earnings per share. Our year-over-year key financial performance indicators of net income and earnings per share placed us above the 75th percentile when measured against our peer companies’ year-over-year results, while our Adjusted EBITDA placed us between the 50th and 75th percentiles. Our peer companies are described in more detail on page 20 of this proxy statement.

The following table includes key financial performance indicators over the past three fiscal years. The table also includes adjusted net income and adjusted earnings per share for each of the past three fiscal years, as such metrics are used for the Company’s fiscal 2010 and fiscal 2011 annual incentive plan program. The Company also believes that these measures are useful to investors and management because they assist investors and management in evaluating and comparing the Company’s performance for different periods by excluding non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company’s continuing operations.

	Fiscal 2008	Fiscal 2009	Fiscal 2010
	(In millions except for per-share data)

Adjusted EBITDA(1)	$244.1	$252.7	$198.8
Net Sales	$3,696.7	$3,322.3	$2,685.8
Net Income(2)	$32.1	$(69.5)	$(11.8)
Adjusted Net Income(3)	$28.7	$47.3	$48.5
Earnings Per Share (Diluted)	$0.46	$(0.92)	$(.16)
Adjusted Earnings Per Share(4)	$0.41	$0.63	$.64

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company’s warrants liability, impairment charges, non-cash gains or losses on asset sales and non-cash stock compensation expense and minority interest, as well as a specific exclusion for the loss on early extinguishment of debt recorded in the first quarter of fiscal 2008. We also refer you to the earnings release filed as Exhibit 99.1 to our Report on Form 8-K, dated June 2, 2010, for a reconciliation of Adjusted EBITDA to the income or loss reported under generally accepted accounting principles.

(2)	Excludes any net income attributable to minority interests, and reflects only net income of Exide Technologies as reported in the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, filed with the SEC on June 2, 2010.

(3)	Adjusted net income is defined as net income plus or minus after-tax restructuring charges, one-time tax items (including non-cash valuation allowances), reorganization expenses related to post-bankruptcy claims administration, after tax currency re-measurement gains or losses, and non-cash gains or losses from the revaluation of the Company’s warrants liability.

(4)	Adjusted earnings per share is defined as adjusted net income divided by weighted average shares outstanding.

The Committee believes that the compensation program and performance goals identified for fiscal 2011 will provide appropriate economic incentives in light of current economic conditions for the named executive officers to continue to drive improvements in our financial performance and stockholder value.

Compensation Committee Overview

The Committee is required by its charter to consist of no fewer than three independent directors, who are annually recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Board evaluates the Committee members’ independence in accordance with standards established by The NASDAQ Marketplace Rules. The Committee is presently comprised of three directors: Michael R. D’Appolonia (Chair), David S. Ferguson and John P. Reilly (Chairman of the Board). Previously, the Committee was comprised of four directors including Paul W. Jennings, the former Committee Chair, who resigned from the Board effective January 28, 2010 and Joseph V. Lash, who resigned from the Board effective May 27, 2010. Mr. Ferguson was appointed to the Committee concurrently with Mr. Lash’s resignation on May 27, 2010. Generally, the Committee meets at least quarterly. During fiscal 2010, the Committee met a total of thirteen times.

Compensation Committee Activities

The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and, based on the evaluation of the CEO’s performance against these goals and objectives, recommending the CEO’s compensation to the Board. The Committee is also responsible for reviewing and approving the compensation for all named executive officers and certain other key employees, overseeing the administration of our compensation and benefits plans, including both our short-term cash incentive and long-term equity incentive compensation plans, and making recommendations to the Board regarding director compensation.

The Committee’s responsibilities are enumerated in full detail in the Committee’s charter, which is reviewed annually. The charter, originally adopted on May 12, 2004, was most recently amended on March 25, 2010, to document the Committee’s oversight of compensation-related risk. A copy of the charter can be found under the Investor Relations page of our website: http://ir.exide.com/committees.cfm.

Role of Executive Officers in Compensation Decisions

Annually, the CEO, in consultation with the Executive Vice President — Human Resources and Communications (“EVP-HR”), makes recommendations to the Committee regarding any adjustments to base salary for named executive officers based on the CEO’s assessments of each named executive officer and market data for similarly positioned executives. Materials supporting the recommendations, including division and the corporate-level results, market survey data, any peer group analysis and salary history for named executive officers are provided to the Committee for its review and consideration in consultation with the Committee’s independent compensation consultant, Towers Watson, formerly known as Watson Wyatt. The CEO and EVP-HR attend the Committee’s meetings to present their recommendations regarding base salary adjustments. The Committee reviews with the CEO and EVP-HR any such recommendations and approves or alters the proposed base salary adjustments. The Committee also considers annual short-term cash incentive compensation and long-term equity incentive compensation for named executive officers based, in part, on recommendations from the CEO. The CEO is not present when the Committee reviews the CEO’s compensation.

In addition, the Committee delegates to the Benefits Administration Committee and the Benefits Investment Committee, each comprised of members of senior management, responsibilities related to administration, management and oversight of our various health and welfare plans and pension plans, respectively, for our global employees. Management provides the Committee with not less than at least one annual update regarding the activities of these two senior management committees. The Committee has also provided authority to the EVP-HR for administration of our 2004 Stock Incentive Plan (“2004 Plan”) and 2009 Stock Incentive Plan (the “2009 Plan” and, together with the 2004 Plan, the “Incentive Plans”), including responsibilities relating to preparing foreign sub-plans to comply with foreign tax laws for non-U.S. participants, monitoring the awards outstanding to provide the Committee with sufficient information regarding remaining shares available under the Incentive Plans and adopting and issuing award agreements. The EVP-HR provides periodic updates to the Committee regarding matters related to administration of the Incentive Plans.

Independent Compensation Consultants

When analyzing various components of named executive officer compensation, the Committee often engages an independent compensation consultant to provide advice and other services, including providing data regarding prevailing market conditions. Since October 2007, the Committee has retained Towers Watson to serve as its independent compensation consultant. The Committee believes that Towers Watson provides independent advice concerning named executive officer compensation. The fees for Towers Watson are paid directly by the Company pursuant to the Committee’s charter. The Committee annually reviews the retention of its independent compensation consultant.

The Company’s management separately engages Mercer Consulting periodically to provide consulting advice regarding the design of sales team incentive plans, tools for designing a global job classification system and market data regarding executive compensation.

Upon request of the Committee, Towers Watson provides market data regarding metrics for the Committee’s review of the CEO’s base salary, annual short-term cash incentive compensation and long-term equity incentive compensation. Towers Watson will periodically coordinate with the EVP-HR regarding compensation packages for proposed new named executive officers and other senior personnel, as well as providing metrics for evaluating and scaling long-term equity incentive compensation for all named executive officers. Towers Watson, through its international affiliations, also provides the Committee recommendations concerning market survey data for any non-U.S. named executive officers. Towers Watson also provides benchmarking data described below under the caption “Benchmarking — Market Survey Data” to assist the Committee in evaluating and recommending changes to director compensation. Pursuant to the terms of the consulting agreement, Towers Watson reports directly to the Committee and acts at the Committee’s request. Towers Watson reviews and makes recommendations to the Committee regarding the companies included in the Company’s peer group.

Philosophy Regarding Executive Compensation

The Committee’s primary objective is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s financial objectives and long-term stockholder value. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s division, as applicable, and the named executive officer’s individual performance. The elements of named executive officer compensation are based, in part, on the Company’s performance objectives, as well as external competitive market analyses that use a variety of sources, including the compensation market survey data compiled by Towers Watson. The Committee utilizes the following to provide total annual compensation to our named executive officers:

•	base salary;

•	short-term cash incentive compensation; and

•	annual grants of long-term compensation, principally in the form of time-vested and performance-based restricted stock, restricted stock unit awards and options.

The Committee does not believe perquisites, including executive retirement plans, should represent a significant portion of named executive officer compensation.

The Committee believes base salary should represent approximately one-third of a named executive officer’s total compensation. The Committee believes that performance-based compensation, including both short-term annual cash incentive compensation and long-term equity incentive compensation, should represent approximately two-thirds of a named executive officer’s total compensation because the emphasis on performance-based compensation encourages superior performance that also serves to retain key employees and better aligns executive compensation with the interests of the Company’s stockholders. While not all of the Company’s equity compensation is tied to stock performance, the Committee believes that the mix of long-term equity compensation should emphasize vesting only upon the achievement of specific performance-based financial targets, with only limited time-vesting (service-based) awards. In fiscal 2010, the Committee benchmarked total compensation for the named executive officers, as well as the individual elements of total compensation, as set forth below.

•	The Committee targeted total compensation for named executive officers between the 50th and 75th percentiles based on market survey data.

•	The Committee targeted base salary for the named executive officers between the 50th and 75th percentile of current market rates based on market survey data. See “Elements of Compensation — Base Salary.”

•	The Committee targeted payouts of short-term cash incentive compensation, which typically includes awards between 50% and 125% of a named executive officer’s base salary, at the 50th percentile based on market survey data. Payout of these awards is conditioned on an individual named executive officer’s division financial performance, where applicable, and consolidated corporate financial performance. The Committee believes that any payout above the 50th percentile should reflect strong performance compared to the market. See “Elements of Compensation — Short-Term Cash Incentive Compensation.”

•	The Committee targeted payouts under long-term equity compensation awards for named executive officers, other than the CEO and President and Chief Operating Officer (the “COO”), at the 50th percentile based on market survey data in fiscal 2010, which was a reduction from the fiscal 2009 target payout range, which was between the 50th and 75th percentiles based on market survey data. The Committee has continued to target payouts under long-term equity compensation awards for the CEO and COO between the 50th and 75th percentile based on market survey data. See “Elements of Compensation — Long-Term Equity Incentive Compensation.”

•	The Committee may set the total compensation, or any individual component of any element of total compensation, above or below the percentile targets based on each named executive officer’s annual performance, years of experience, current compensation, scope of responsibility when compared to positions contained in market data, the Committee’s ability to target appropriate future base salaries, and any other factors that the Committee deems appropriate.

Named executive officers receive benefits aligned with benefits received by other employees under company-sponsored plans. Perquisites are selectively utilized to support the named executive officer’s business needs and the Committee does not seek to offer perquisites that are competitive with others in its peer group.

Benchmarking

The Committee’s independent compensation consultant provides compensation data for named executive officers using general market data, as well as peer group data.

Peer Group Data

The criteria for the selection of the peer group include industry, size (based on revenue, market capitalization, total assets and number of employees), and companies with comparable business models, operations and complexities. During fiscal 2010, the Committee evaluated the Company’s peer group and, based on the recommendation from Towers Watson, the Committee removed Spectrum Brands from its fiscal 2010 peer group as a result of bankruptcy proceedings. The Committee also added WABCO Holdings, Inc., which is appropriately aligned with the Company and other components of the peer group. The companies comprising the peer group for fiscal 2010 are listed below:

American Axle & Manufacturing Holdings, Inc. (NYSE:AXL)	Hubbel Incorporated (NYSE:HUB)
AMETEK Inc. (NYSE:AME)	Modine Manufacturing Company (NYSE:MOD)
Amphenol Corporation (NYSE:APH)	Molex Incorporated (NASDAQ:MOLX)
ArvinMeritor, Inc. (NYSE:ARM)	Rockwell Automation, Inc. (NYSE:ROK)
Autoliv, Inc. (NYSE:ALV)	Tenneco Inc. (NYSE:TEN)
Borg Warner Inc. (NYSE:BWA)	The Timken Company (NYSE:TKR)
Brunswick Corporation (NYSE:BC)	Vishay Intertechnology, Inc. (NYSE:VSH)
Energizer Holdings, Inc. (NYSE:ENR)	WABCO Holdings, Inc. (NYSE:WBC)
Enersys (NYSE:ENS)
General Cable Corporation (NYSE:BGC)

The Committee uses peer company data to evaluate the appropriateness of the components of our compensation program, including the following: director compensation; the allocation of various forms of long-term compensation awards; and the type of financial metrics used for short-term cash incentive awards and long-term equity compensation awards. The Committee uses this data so that the components of compensation programs are competitive with those of our peer group, will encourage superior performance and attract and retain qualified employees. Using the criteria discussed above, the Committee periodically reviews and evaluates, with assistance from its independent compensation consultant, the appropriateness of the companies comprising the peer group.

Market Survey Data

In addition to our peer group data, the EVP-HR used the following database tool to benchmark base salary and total cash compensation for our named executive officers: Top Management Compensation Calculator by Towers Watson Data Services. This Towers Watson market survey data is comprised of data from more than 1,500 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each NEO or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees), geography and other measures of comparison as appropriate and available.

Stock Ownership Guidelines

In October 2007, the Committee recommended and the Board approved stock ownership guidelines (“Ownership Guidelines”). The Ownership Guidelines were adopted, in part, to demonstrate the Company’s commitment to investors, employees, customers and vendors, by requiring named executive officers, certain other selected members of senior management and non-employee directors to maintain a significant holding of the Company’s common stock. Pursuant to the Ownership Guidelines, the CEO, other named executive officers, other selected members of senior management and non-employee Board members, are required to achieve and maintain certain levels of beneficial ownership in the Company’s common stock based on a multiple of their annual base salary. The Committee consulted with its independent compensation consultant in an effort to design Ownership Guidelines consistent with those of the Company’s peer group. Non-employee directors are also required to maintain stock ownership at levels based on their annual cash retainer. The Ownership Guidelines are as follows:

•	Chief Executive Officer	5 Times Annual Base Salary
•	Executive Vice Presidents
	Division Presidents	3 Times Annual Base Salary
Section 16 Officers
•	Other Members of Senior Management	1.5 Times Annual Base Salary
•	Non-Employee Board Members	3 Times Annual Cash Retainer

The Board set December 31, 2012 as the initial deadline for achieving the required stock ownership levels, and five years from the date of any individual’s retention or promotion into one of the aforementioned positions.

Elements of Compensation

Our executive compensation program consists of:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation; and

•	personal benefits, supplemental retirement plans and limited select perquisites.

A description of each of the compensation program elements follows.

Base Salary

The Committee adheres to the principal that base salary should represent a key component of a named executive officer’s total compensation. In order to hire and retain highly qualified candidates, the Committee generally sets base salaries for named executive officers at, or above, the prevailing median base salary of similarly situated executives based on market survey data, which typically results in base salary between the 50th and 75th percentile based on market survey data.

The Committee establishes, and periodically modifies, if appropriate, each named executive officer’s base salary through an evaluation of several factors, including individual performance, current market conditions, years of experience, industry specific experience, national and local salaries for comparable positions (internally and externally), level of responsibility and the recommendations of the CEO and EVP-HR. Each year, the Committee, based, in part, on the review of information obtained from its independent compensation consultant and the CEO’s and EVP-HR’s recommendation, reviews and modifies, as it deems appropriate, the base salaries for the Company’s named executive officers other than the CEO. The CEO’s base salary for each of fiscal years 2009 and 2010 was set pursuant to the terms of his Amended and Restated Employment Agreement, as amended. In conjunction with evaluations submitted by Board members, the Committee reviews and may recommend additional increases in the CEO’s base salary. Any such recommendations regarding the CEO’s base salary must be approved by the Board.

For fiscal 2010, the Company suspended base salary increases for all named executive officers, as well as all salaried employees not subject to collective bargaining agreements. However, upon his appointment as President — Exide Europe, Mr. Ostermann’s base salary was increased from €290,000 to €365,000 effective March 1, 2010 to compensate him for the additional responsibilities related to the oversight of both European divisions. On May 26, 2010, the Committee increased Mr. Damaska’s base salary from $350,000 to $400,000 to more closely align his base salary with the 50th percentile for chief financial officers based on market survey data. The Company re-instituted merit increases in fiscal 2011. On July 21, 2010, the Committee approved a fiscal 2011 annual merit increase for Mr. Ostermann, increasing his annual base salary to €386,900. Merit increases for other named executive officers are currently under consideration.

On August 31, 2009, the Company announced that Messrs. Ulsh, O’Leary, Bregman and Damaska each offered, and the Company accepted, a voluntary 10% reduction in base salary for the period beginning

September 1, 2009 and ending on February 28, 2010. The original fiscal 2009 salary levels for these named executive officers were reinstated effective March 1, 2010.

The Committee and Board determined that Mr. Ulsh’s base salary, when compared to the salaries of the Company’s other named executive officers, appropriately reflects his greater global responsibilities for the Company’s operational and strategic oversight. The Committee also believes the base salaries for our COO should be higher than the salaries for the Company’s other non-CEO named executive officers due to the global responsibilities of the position. As noted above, Mr. Ostermann’s salary also exceeds levels for other named executive officers in light of his responsibility for oversight of both of the Company’s European divisions. The base salaries for other named executive officers generally fall within a range discussed above and adequately represent differences in respective individual and division performance.

Short-Term Cash Incentive Compensation

The Committee believes that short-term cash incentive compensation that is based on performance, through the achievement of division and corporate goals, is an important component of overall executive cash compensation and aligns named executive officers’ goals with those of the stockholders. Target short-term cash incentive compensation is established annually as part of the review of total compensation. For the named executive officers, the Committee generally establishes annual short-term cash incentive compensation at 50% of base salary, which typically results in short-term cash incentive compensation at or near the 50th percentile based on market survey data. Mr. Ulsh’s employment agreement provides target short-term cash incentive compensation at 125% of base salary and Mr. O’Leary’s target is 65% of base salary. The Committee believes that the significantly higher targets for the CEO and COO, when compared to the Company’s other named executive officers, are appropriate in light of their respective level of responsibility, and to ensure that their annual total cash compensation is at or near the 50th percentile based on market survey data.

In addition, the Committee may, from time to time, approve lump sum payments to new employees upon their retention or to existing employees, including the named executive officers, upon assumption of additional responsibilities. The Committee did not approve any of these lump sum payments for named executive officers in fiscal 2010.

Fiscal 2010 Short-Term Cash Incentive Plan

In fiscal 2010, short-term cash incentive awards were granted under our Fiscal Year 2010 Plan (“2010 AIP”). Annual cash incentives under the 2010 AIP were based on the following performance measures for non-divisional named executive officers: Adjusted Earnings Per Share (“Adjusted EPS”), which is defined as net income plus or minus after-tax restructuring charges, one-time tax items (including non-cash valuation allowances), reorganization expenses related to post-bankruptcy claims administration, after tax currency re-measurement gains or losses, and non-cash gains or losses from the revaluation of the Company’s warrants liability; and consolidated corporate Adjusted EBITDA (“Consolidated EBITDA”). For named executive officers who oversee one of the Company’s divisional operations, in addition to the corporate goals of Adjusted EPS and Adjusted EBITDA, their performance measures also included the division’s Adjusted EBITDA and the division’s return on working capital (“Division ROWC”), which is defined as the division’s Adjusted EBITDA divided by the sum of inventories and receivables minus the sum of accounts payable and accrued liabilities.

For any named executive officer serving as a division president, fiscal 2010 awards under the 2010 AIP were weighted 50% based on achievement of the division’s Adjusted EBITDA, 25% based on Division ROWC, 15% based on Adjusted EPS and 10% based on Consolidated EBITDA. For corporate named executive officers, fiscal 2010 awards under the 2010 AIP were weighted 70% based on Adjusted EPS and 30% on Consolidated EBITDA.

The Committee also established threshold Adjusted Net Income of $22.8 million, which is defined as net income subject to the same adjustments discussed above regarding Adjusted EPS, below which no named executive officer was eligible to receive any fiscal 2010 award otherwise earned under the 2010 AIP.

Each named executive officer serving as a division president achieved an award of 100% of his or her targeted bonus award if the Company’s consolidated corporate results and the named executive officer’s respective division results achieved target levels and the Company’s consolidated corporate results achieved the threshold Adjusted Net Income. Performance above or below the target resulted in a proportional payment above or below the target payout. Named executive officers received 50% of their division and/or corporate target award upon achievement of 80% of the performance target; and up to 200% of their target award upon achievement of 120% of the performance targets. Awards were capped at the achievement of 200% of target award.

Payments of fiscal 2010 awards under the 2010 AIP occurred on or about June 15, 2010, after the audit of the Company’s financial statements is complete. In fiscal 2010, the Company achieved Adjusted Net Income of $48.5 million, which exceeded the minimum threshold. On a consolidated basis, the Company’s target Adjusted EBITDA was $239 million and the Company achieved $198.8 million, or 58% of the target. Target Adjusted EPS was $0.58, and the Company achieved $0.64, or 156% of target. A fiscal 2010 year-end adjustment relating to the elimination of a U.S. income tax provision provided a significant benefit to fiscal 2010 Adjusted EPS under the 2010 AIP. Although inclusion of the tax adjustment was appropriately calculated under the terms of the fiscal 2010 AIP, the Committee determined that a payout at 156% of target for the Adjusted EPS metric was inconsistent with the Company’s fiscal 2010 performance. Consequently, the Committee exercised negative discretion and reduced the Adjusted EPS payout for each named executive officer to the threshold level. Threshold, target and actual payouts to the Company’s named executive officers in fiscal 2010 under the 2010 AIP were as follows:

Named Executive Officer	Threshold(1)	Target(2)	Actual

Gordon A. Ulsh	$593,750	$1,187,500	$622,250
E.J. O’Leary	$178,750	$357,500	$187,330
Phillip A. Damaska	$87,500	$175,000	$91,700
Mitchell S. Bregman(3)	$83,200	$166,400	$22,131
Michael Ostermann(4)(5)	$123,188	$246,275	$433,127

(1)	Assumes both division and corporate results were 80% of target.

(2)	Assumes both division and corporate results achieved target results.

(3)	Mr. Bregman’s division achieved Adjusted EBITDA of $25.1 million, which fell below the threshold level. His division also achieved Division ROWC of 78.3% which was also below the threshold level. Consequently, Mr. Bregman’s award was limited to the corporate Adjusted EBITDA payout and the Adjusted EPS payout at the threshold level.

(4)	Mr. Ostermann’ division achieved Adjusted EBITDA of $60.9 million, which exceeded 200% of target. His division also achieved Division ROWC of 69.5%, which exceeded 200% of target.

(5)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

Fiscal 2011 Short-Term Cash Incentive Awards

As part of its annual review of the Company’s 2010 AIP, on March 24, 2010, the Committee approved the fiscal 2011 short-term cash incentive plan awards for named executive officers under the 2010 AIP. Threshold, target and maximum goals for Adjusted EBITDA, Adjusted EPS, divisional Adjusted EBITDA and ROWC were established by the Committee based on the fiscal 2011 operating plan goals approved by the Board. In connection with these fiscal 2011 awards, the Committee amended the divisional goals of ROWC under the 2010 AIP by adjusting the definition of working capital to mean the sum of accounts receivable and inventory minus accounts payable.

The threshold, target and maximum payouts to the Company’s named executive officers for fiscal 2011 awards under the 2010 AIP are as follows:

Named Executive Officer	Threshold(1)	Target(2)	Maximum(3)

Phillip A. Damaska	$100,000	$200,000	$400,000
Mitchell S. Bregman	$83,200	$166,400	$332,800
Michael Ostermann(4)	$130,579	$261,158	$522,315

(1)	Assumes both division and consolidated corporate results are at 80% of target and the Adjusted Net Income threshold is met.

(2)	Assumes both division and consolidated corporate performance are at target level.

(3)	Assumes both division and consolidated corporate performance are at maximum level.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

On June 1, 2010, the Board approved a lump sum discretionary payment of $300,000 to Mr. Ulsh. The payment is in lieu of Mr. Ulsh’s target fiscal 2011 short-term incentive plan amount for the period April 1, 2010 through June 30, 2010. For fiscal 2011, Mr. Bolch’s threshold payout is $531,250, his target payout is $1,062,500, and his maximum payout is $2,125,000. The Committee believes the targets established for the named executive officers for fiscal 2011 awards under the 2010 AIP require significant performance at the division and corporate level, particularly in light of the current global economic downturn and uncertainty regarding the timing of any corresponding economic recovery.

Long-Term Equity Incentive Compensation

At its 2009 annual stockholders’ meeting, the Company sought and received approval from its stockholders for the adoption of the 2009 Plan. The 2009 Plan authorized the issuance of up to four million options, restricted stock, restricted stock units (“RSUs”) and performance unit awards, the latter being payable in cash or stock. The Committee oversees the administration of the 2009 Plan.

The Committee believes that long-term equity incentive compensation issued under the 2009 Plan should be a significant element of total compensation for the Company’s named executive officers because it is designed to align management’s performance with long-term stockholder value, principally through the issuance of options and time vested restricted stock awards.

Long-term equity incentive compensation is based, in part, on recommendations from the Company’s independent compensation consultant and comparative market survey data and peer group data. The Committee’s determination of the amount and relative weight of equity awards as part of total compensation is also based on the philosophy that, in light of the current number of outstanding shares of common stock, average annual equity awards to management should approximate 1% of those total outstanding shares to avoid diluting the holdings of non-employee stockholders. Consequently, the Committee may vary the type and amount of long-term equity compensation to preserve this ratio and avoid equity award rates that would prematurely exhaust the 2009 Plan’s reserve of stock and options available for future awards. Additionally, the Committee, based upon the recommendation of the CEO, may provide interim awards of long-term equity to employees in recognition of extraordinary contributions.

The relative weighting of equity and cash performance units within the long-term incentive plan is based on various factors, including the number of remaining shares (options, restricted stock, performance shares and RSUs) available for grant under the 2009 Plan and the anticipated vesting rate for previous grants. The Committee includes a performance unit payable in cash in the annual long-term incentive compensation grants when, in light of the prevailing price of the Company’s common stock on The NASDAQ Global Market, issuance solely of equity would disproportionately reduce the number of remaining options, restricted stock, performance shares and RSUs available for grant under the 2009 Plan.

Long-term incentive awards have generally been set as a percentage of base salary for the Company’s named executive officers, subject to annual review by the Committee, and payouts on these long-term incentive awards, other than awards made to the CEO and COO, have been targeted to a range between the 50th and 75th percentiles based on market survey data. As discussed above, the Committee reduced the target range in fiscal 2010 to target payouts for named executive officers, other than the CEO and COO, under long-term incentive awards at the 50th percentile based on market survey data.

In connection with these changes implemented in fiscal 2010, the Committee examined market survey data and determined that certain named executive officer long-term equity targets exceeded the 75th percentile. Consequently, awards set between 125% and 300% of base salary were reduced or increased for certain named executive officers in order to more effectively target long-term incentive award payouts closer the 50th percentile based on market survey data. In particular, the Committee recommended, and the Board approved, a reduction in target long-term equity compensation for Messrs. Ostermann and Bregman from 125% to 100% of base salary. The Committee also recommended, and the Board approved, an increase to Mr. Damaska’s award from 125% to 145% of base salary. The Committee believes that additional adjustments for other named executive officers will be considered for the fiscal 2012 grants.

For fiscal 2009 and fiscal 2010, Mr. Ulsh’s long-term equity incentive compensation award was set at 300% of base salary, and Mr. O’Leary’s long-term equity incentive compensation award was set at 150% of base salary. As compared to the Company’s other named executive officers, the long-term equity incentive awards for the CEO and COO are set significantly higher as a result of their global responsibilities and to ensure total compensation near the 75th percentile based on market survey data.

On May 4, 2009, the Board approved for the named executive officers, fiscal 2010 long-term equity incentive compensation awards. The Committee considered the reduction in the per-share price of the Company’s common stock since the May 2008 grant, as well as the limited number of restricted shares or RSU awards remaining under the 2004 Plan, and the Committee, in consultation with Towers Watson, developed a plan weighted significantly on performance units payable in cash. For the CEO, the Board approved an award equal to 300% of base salary weighted between three types of awards: options, RSUs and a performance unit cash award. The value of each award type is equal to 100% of the CEO’s fiscal 2010 base salary then in effect. The performance unit cash award will vest on June 30, 2010, and the stock option and RSU awards will vest on the later of June 30, 2010 or the last date of Mr. Ulsh’s employment with the Company. For a further description of Mr. Ulsh’s awards under the Ulsh Agreement, see pp. 29-30 of this proxy statement. With regard to other named executive officers, the Board reviewed the amount of shares remaining in the 2004 Plan and the Committee’s targeted burn rate objective of approximately 1% of outstanding shares of common stock, and determined that the fiscal 2010 long-term equity incentive compensation awards should provide for an allocation of 70% performance unit cash awards and 30% options, the terms of which are described below under the captions “Options” and “Performance Unit Awards.” No restricted shares or RSUs were delivered to management.

On March 25, 2010, the Board approved for the named executive officers, fiscal 2011 long-term equity incentive compensation awards. The Committee sought to limit equity awards to approximately 1% of outstanding shares of common stock. The Committee determined that a grant comprised solely of performance-based and service-based share awards valued at $10.00 per share would result in the issuance of approximately 1.1% of outstanding shares. With regard to named executive officers other than the CEO, the Board determined that the fiscal 2011 long-term equity incentive compensation awards should provide for an allocation of two-thirds performance share awards and one-third service-based restricted share awards, the terms of which are described below under the captions “— Restricted Stock,” “— Restricted Stock Units” and “— Performance Share Awards.” The Committee did not provide the CEO with a fiscal 2011 award at this time in light of Mr. Ulsh’s pending retirement.

Options

The Committee occasionally grants options as an element of the named executive officers’ equity-based awards. Under the 2009 Plan, options vest over a three-year period and must be exercised within ten years of the grant date. An option’s value increases or decreases in connection with fluctuations in the price of the Company’s common stock. Consequently, the Committee believes that the option awards align executives’ interests with long-term stockholder return.

The number of options granted is based, in part, on the theoretical value of the options. The Committee has traditionally used the Black-Scholes Valuation Model (“BSVM”), a common fair value model. The BSVM uses a complex calculation designed to provide the theoretical value of an option at the date of grant. The BSVM calculates a probability distribution of future stock prices at a future exercise date by using an expected return equal to the risk-free rate of return. The return varies with the volatility of the security calculated as of the date of grant. Probability-weighted future payouts are then discounted back to present day dollars based on a risk-free rate of return. The parameters used in valuations include:

•	Volatility:	The tendency of the market price of the security underlying the option to fluctuate either up or down.

•	Risk Free Rate:	The theoretical rate of return attributed to an investment with zero risk.

•	Term:	The expected life of a stock option held by a Company employee before exercise or cancellation.

•	Grant Price:	Market value of stock price on day stock option was granted.

In light of the Company’s current stock price and the Committee’s targeted annual burn rate objective of approximately 1% of the Company’s outstanding shares, the Committee did not issue options for fiscal 2011.

Restricted Stock

The Committee occasionally grants shares of restricted stock as a component of annual long-term equity awards. The Committee believes that the issuances of restricted stock that are not based on performance criteria should represent a small percentage of an overall equity award. For fiscal 2011, the Committee issued long-term equity awards comprised of one-third restricted stock and two-thirds performance share awards described below. The Committee believes restricted stock is a useful tool for employee retention and established the vesting schedule described below for such awards. As a result of the current economic environment, the Committee used a per-share value of $10.00 in determining the number of shares awarded to named executive officers. Although the closing stock price on March 25, 2010, the date the restricted stock and restricted was granted was $5.76, the $10.00 value resulted in an annual burn rate of approximately 1.1% of outstanding shares. The restricted stock vests ratably over three years, but the Committee will continue to evaluate the appropriateness of cliff vesting or other vesting schedules used by the Company’s peer group and market survey data.

Restricted Stock Units

The Incentive Plans permit the Board to award RSUs. The RSUs allow participants to defer the recognition of ordinary income associated with long-term equity incentive compensation awards until all RSUs have fully vested. Prior to fiscal 2011. RSUs vested ratably over a five-year period, but shares of common stock will not be delivered to the employees until the end of the full vesting period. If the recipient’s employment with the Company terminates prior to the end of the five-year period, the employee will receive stock certificates for any vested RSUs at the date of termination. As noted above, RSUs were granted to the CEO as fiscal 2010 long-term incentive compensation. For fiscal 2011, the Committee also granted RSUs to Mr. Ostermann, a non-U.S. stock plan participant, as long-term incentive compensation in lieu of restricted stock. As with awards of restricted stock to U.S. participants, the Committee established a $10.00 per share value in determining the number of RSUs to award as fiscal 2011 long-term incentive compensation. The RSUs will also vest ratably over three years.

Performance Cash Awards

Performance cash awards provide named executives officers with the opportunity to receive cash compensation upon the satisfaction of specific financial objectives established by the Committee for a specified performance period, generally three years.

The Committee believes that, where possible, long-term incentive compensation awards should be weighted toward the issuance of equity awards rather than cash awards to align performance goals with stockholder value. For fiscal 2010, the Board approved performance cash awards representing 70% of each named executive officer’s long-term equity incentive compensation value, except the CEO. The performance cash award is based on total stockholder return during the three-year period commencing April 1, 2010. The initial price for determining total stockholder return was the closing price of the Company’s common stock on the grant date or the average closing price of the Company’s common stock for the ten (10) trading days prior to the grant date, whichever was greater. Consequently, the base measurement price was set at $6.29, the closing price of the Company’s common stock on May 4, 2009. For each $0.01 increase in the Company’s common stock price from $6.29, each named executive officer will receive $0.01 of his target performance unit cash award. The performance unit cash award is capped at the achievement of 200% of the target, or $18.87 per share. The Company must meet a three-year cumulative Consolidated Corporate Adjusted EBITDA threshold before any payment can be earned.

The Board approved a performance cash award for the CEO that requires specific consolidated corporate performance goals based on Adjusted EBITDA and Adjusted EPS (as defined on page 22). Payment of the performance unit cash award will be contingent on the achievement of these targets for these two metrics for the period ended March 31, 2010. Payment of the performance unit cash award will only be made after conclusion of the performance period as follows: (1) 80% of the performance unit award upon achievement of 75% of the targets, (2) 100% of the performance unit award upon achievement of 100% of the targets and (3) up to 200% of the performance unit award upon achievement of 130% of the targets. In setting the threshold and target consolidated corporate Adjusted EBITDA and Adjusted EPS levels, the Board believes the targets require significant operational and financial performance in light of the current global economy.

The target and maximum fiscal 2010 performance unit cash awards to the Company’s named executive officers are as follows:

Named Executive Officer	Target(1)(3)	Maximum(2)(3)(4)

Gordon A. Ulsh	$950,000	$1,900,000
E.J. O’Leary	$577,500	$1,155,000
Phillip A. Damaska	$306,250	$612,500
Mitchell S. Bregman	$291,200	$582,400
Michael Ostermann(4)	$342,563	$685,125

(1)	Assumes achievement of target for both metrics for the CEO and 100% increase in stock price for other NEOs. While there is no specified Threshold for other NEOs, Mr. Ulsh receives a Threshold Award of $760,000 if the Company achieves 75% of Target for both metrics.

(2)	Assumes 200% of Target for both metrics for the CEO and 200% increase in stock price for other NEOs.

(3)	Mr. Ulsh’s award requires achievement of the target as of March 31, 2010, consistent with the expiration of his employment agreement. Performance for the other NEOS relates to share price appreciation through March 31, 2012.

(4)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

(5)	Upon his retirement, Mr. Ulsh will be entitled to a payout under the 2010 AIP. On the recommendation of the Committee, the Board exercised negative discretion in setting Mr. Ulsh’s payout under his fiscal 2010 performance cash award at $806,498. Consequently, the portion of Mr. Ulsh’s award subject to the Adjusted EPS metric was reduced to the threshold level.

Performance cash awards were not granted for fiscal 2011 awards.

Performance Share Awards

On March 25, 2010, the Board approved fiscal 2011 performance share awards representing two-thirds of each named executive officer’s long-term equity incentive compensation value. The performance share award will be based on two metrics: total stockholder return relative to the Russell 2000® index, comprising two-thirds of the performance share award, and cumulative consolidated earnings before interest and taxes (“EBIT”), comprising one-third of the performance share award. The initial price for determining total stockholder return will be $6.02, representing the 20-day opening price of the Company’s common stock for the period beginning on April 1, 2010. The final price will be based on the average closing price for the twenty trading days prior to, and including, March 29, 2013. Named executive officers will receive 16.67% of their target performance share awards if the Company performs at the 25th percentile relative to the Russell 2000® component companies. Each named executive officers will receive 66.67% of their total target performance share award if the Company meets or exceeds the 75th percentile of performance of the Russell 2000® component companies. For each five percent improvement in the Company’s performance relative to the Russell 2000® component companies between the 25th percentile and 75th percentile, named executive officers will receive approximately an additional 5% of their target performance share award. No awards above target will be provided to named executive officers for performance above the 75th percentile and no award will be provided to named executive officers if the Company’s performance over the three year period ending March 29, 2013 is below the 25th percentile relative to the Russell 2000 component companies.

The Board established a three-year cumulative consolidated EBIT performance target based on the fiscal 2011 operating plan as a base year and assumptions for improvements in the fiscal 2012 and 2013 operating plans. Named executive officers will receive 16.67% of their target performance share awards if the Company achieves 80% of the target cumulative EBIT target and will receive 33.33% of their total target performance share award if the Company meets 100% of its target cumulative EBIT goal. No awards above target will be provided to named executive officers for performance above target cumulative EBIT. Performance between 80% and 100% of the target cumulative EBIT goal will result in a proportional payment.

The Company must also meet a three-year cumulative consolidated corporate EBIT threshold before any shares can be earned under the fiscal 2011 performance share awards.

Personal Benefits and Perquisites

The Company’s named executive officers are provided with disability insurance, as well as term life insurance equal to 150% of base salary, consistent with the Company sponsored program provided to other covered employees. These insurance benefits are also provided to all of the Company’s other U.S. salaried employees.

Named executive officers are also provided with health insurance, the cost of which is substantially assumed by the Company, consistent with the Company sponsored program provided to other covered employees and their families. Employee contributions for individual and family coverage are set annually by the Benefits Administration Committee. Medical evacuation insurance is provided for the Company’s named executive officers, as well as to certain other senior level employees with significant international travel. This benefit is extended to the spouse of a named executive officer if the executive is on a long-term assignment living outside his or her home country.

Named executive officers receive a monthly automobile allowance between $750 and $1,000.

Effective June 30, 2010, the Company forfeited its membership at a country club near the Company’s headquarters in Georgia. Previously, Messrs. Ulsh and O’Leary had exclusive use of this membership.

Post-Termination Compensation

401(k) Plan

The Company maintains an employee funded 401(k) plan under which the Company matches up to 50% of the employee’s contributions to the 401(k) plan up to the first 6% of such employee’s base salary, subject to the maximum contribution levels established by the IRS. The Company’s matching contributions vest ratably over five-years. Effective January 1, 2008, the Company amended its 401(k) plan to create a safe harbor plan for all salaried U.S. workers, as well as hourly workers not subject to collective bargaining agreements, to provide for Company contributions equal to 3% of the employee’s annual base salary, regardless of whether the employee contributes to the 401(k) plan. As a result of the limited participation of those employees eligible to participate in the 401(k) plan, the safe harbor plan was adopted so that individuals defined as “highly compensated employees” under applicable IRS and the United States Department of Labor standards, could make the maximum individual contributions to their 401(k) accounts. The Company contributions to the safe harbor plan, which are made at the time of each bi-weekly pay period and are allocated pursuant to the employees’ existing investment elections, are 100% vested at the time of the contribution. Effective September 1, 2009, the Company temporarily suspended the Company match of participant contributions to the 401(k) plan. Effective April 1, 2010, the Company resumed matches.

Cash Balance and Pension Plans

The Company also maintains a Cash Balance Plan, under which the Company contributed to the Plan 5% of each U.S. employees’ annual base salary. Contributions to an employee’s Cash Balance Plan vest equally over five years. Based on changes to ERISA regulations, effective January 1, 2008, the Company reduced the vesting period for the Company’s match to three years with 20% vested after the first year, 40% vested after two years and 100% vested after three years. The Company’s contributions to the Cash Balance Plan were frozen as of May 15, 2006. The Committee will continue to evaluate the Cash Balance Plan based on future competitive market conditions for employee compensation.

GNB Industrial, which the Company acquired in 2000, operated a pension plan. Mr. Bregman and Ms. Hatcher participated in the plan while employees of GNB. This plan is managed by the Company but additional contributions to the plan were frozen as of December 31, 2000.

Employment Agreements and Severance Arrangements

The Committee recommends to the Board any retention and severance agreement for the Company’s CEO and approves such agreements for other named executive officers. The Company currently has formal employment agreements only with Mr. Ulsh, Mr. Bolch, and Mr. Ostermann. These employment agreements establish certain compensation terms as well as the terms of any severance arrangements. The Committee has not authorized employment agreements with any other named executive officers, but may authorize severance agreements with other executives upon their departure from the Company. While the Company seeks to obtain non-competition and non-solicitation agreements when negotiating these severance agreements, such matters are left to the discretion of management in negotiating the individual terms of a separation agreement.

Gordon A. Ulsh Employment Agreement

The terms of Mr. Ulsh’s employment are governed by his employment agreement (as amended or restated from time to time, the “Ulsh Agreement”). In connection with amendments agreed to on January 31, 2008, the Ulsh Agreement establishes a twenty-seven month employment period from April 1, 2008 through June 30, 2010. The Ulsh agreement could have been extended for an additional twelve months by mutual agreement of the parties prior to December 31, 2009. On May 31, 2010, Mr. Ulsh agreed to continue to serve as CEO for a period not to extend beyond July 31, 2010. Mr. Ulsh’s employment with us terminated on July 26, 2010, and he also resigned from the Board effective July 26, 2010.

The Ulsh Agreement provided for a base salary of $950,000 for the period April 1, 2008 through March 31, 2009 and no less than $1,000,000 for the period April 1, 2009 through June 30, 2010. However, at the request of Mr. Ulsh, on January 28, 2009, the Board of Directors agreed to amend the Ulsh Agreement to delay Mr. Ulsh’s base salary increase until such time as Mr. Ulsh notified the Board of Directors. Mr. Ulsh’s target under our short-term cash incentive plan was also increased to 125% of base salary as part of these amendments. On August 31, 2009, an additional amendment to the Ulsh Agreement reduced his base salary to $855,000 for the period September 1, 2009 though February 28, 2010, and Mr. Ulsh subsequently agreed to a base salary of $950,000 for the period from February 29, 2010 until June 30, 2010. On November 3, 2009, Mr. Ulsh agreed to an amendment to the Ulsh agreement ceding his title as President to Mr. O’Leary in conjunction with Mr. O’Leary’s appointment as President.

The Ulsh agreement provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Ulsh would receive the following: (1) earned but unpaid salary and unused vacation, (2) earned but unpaid short-term cash incentive awards from the fiscal year prior to the fiscal year in which termination occurs, (3) a pro-rated portion of the current fiscal year’s short-term cash incentive award (based on the number of days employed during such fiscal year) at the time the short-term cash incentive award is customarily paid, (4) a lump sum payment equal to 200% of the sum of annual base salary and target cash incentive award, (5) reimbursement of reasonable business expenses incurred up to the date of termination, and (6) COBRA premiums until the earlier of 18 months following termination and the time at which Mr. Ulsh is no longer eligible for such COBRA benefits. Reduction in base salary, short-term cash incentive award or benefits that qualify as good reason would not be used to calculate the compensation due to Mr. Ulsh.

In the event Mr. Ulsh’s employment is terminated for cause or he resigns without good reason, Mr. Ulsh’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses measured up to the date of termination. If Mr. Ulsh’s termination is the result of permanent disability or death, he or his estate would receive all of the foregoing payments, as well as any short-term cash incentive awards earned pro rata through the date of termination.

Pursuant to Mr. Ulsh’s employment agreement, “good reason” is defined as: (1) a material adverse change in the executive’s title, role, or responsibilities, which shall include his failure to be elected as a member of the Board, (2) a reduction in base salary or other fixed compensation or failure to pay or provide such compensation within 30 days when due, (3) a requirement that the executive report to anyone other than the Board, or (4) a material adverse change in any pension, medical, health, savings, life insurance, or accident or disability plan, except for changes affecting all senior executives.

The Ulsh Agreement also includes a confidentiality agreement, as well as provisions governing non-competition and non-solicitation of employees, clients and customers for two years following the date of termination.

The Ulsh Agreement accelerates the dates on which certain incentive awards previously granted under the 2004 Plan vest and become non-forfeitable. Previously awarded shares of restricted stock that have not yet vested will vest and become non-forfeitable on June 30, 2010, and previously awarded RSUs that have not yet vested will vest and become non-forfeitable on the last day of Mr. Ulsh’s employment. Future awards of options, restricted stock and RSUs will vest and become nonforfeitable on the last day of Mr. Ulsh’s employment. In each case, subject to a limited exception in the event of Mr. Ulsh’s death or disability, any unrestricted share certificates will be issued six months after any restricted stock or RSU awards become non-forfeitable. All outstanding options will be exercisable for a period of three years following the last day of Mr. Ulsh’s employment.

On July 21, 2010, the Company entered into a side letter (“Side Letter”) to the Ulsh Agreement to address certain potential adverse tax consequences resulting from Mr. Ulsh’s agreement to extend his employment to July 26, 2010. Under the Side Letter, certain shares underlying awards held by Mr. Ulsh are to be delivered six months after the conclusion of his employment with the Company. In light of Mr. Ulsh’s agreement to extend his service as Chief Executive Officer through July 26, 2010 rather than the previously expected June 30, 2010, the certificated shares will no longer be delivered on December 31, 2010, but instead will be delivered on January 26, 2011. In light of possible higher tax rates that may become effective

January 1, 2011, Mr. Ulsh’s marginal tax rate may rise, resulting in higher taxable income for the shares of common stock that will be delivered on January 26, 2011 than if they had been delivered on December 31, 2010. Consequently, the Board approved the the Side Letter to address any potential higher tax obligations relating to his extended service.

Under the terms of the Side Letter, Mr. Ulsh will receive an additional payment calculated based on the income recognized as a result of the delivery of the 278,421 shares of common stock multiplied by the difference between Mr. Ulsh’s 2010 and 2011 marginal tax rate. The additional payment calculation will be limited to the closing price of the Company’s common stock at December 31, 2010 in the event the price of the Company’s common stock increases between such date and January 26, 2011. Additionally, if Mr. Ulsh’s marginal tax rate for 2011 does not increase from 2010 levels, no additional payment will be provided. For example, under the terms of the Side Letter, Mr. Ulsh would be entitled to an additional payment of $182,439, assuming: (1) a closing price as of $5.62 per share for the Company’s common stock on the applicable valuation date which has been assumed as the closing price on July 19, 2010, the Record Date, and (2) an increase in Mr. Ulsh’s 2011 marginal tax rate of 4.6%. Any additional payment actually made by the Company to Mr. Ulsh under the terms of the Side Letter will depend on the actual closing price of the Company’s common stock on the applicable valuation date and any actual increase in Mr. Ulsh’s 2011 marginal tax rates.

James R. Bolch Employment Agreement

Mr. Bolch serves as our President and Chief Executive Officer pursuant to an employment agreement dated June, 10, 2010. The agreement provides for Mr. Bolch’s employment for a two-year period which will commence on July 26, 2010 (subject to earlier termination under certain circumstances as described below)(the “Bolch Commencement Date”). At the end of the two-year period and each anniversary thereafter, the agreement provides that the term will be automatically extended for one additional year unless either party provides ninety day advance written notice of non-renewal.

Mr. Bolch’s employment agreement provides for base salary of $850,000 for the first year and $900,000 for the second year. Mr. Bolch will receive target annual short-term incentive compensation of 125% of base salary and an annual long-term incentive grant of 300% of base salary grants of restricted stock under the Company’s 2009 Plan.

Mr. Bolch’s employment agreement includes a cash inducement of $4,213,200 for joining the Company, $1,500,000 paid on the Bolch Commencement Date, $1,000,000 to be paid on July 26, 2011 and $1,713,200 to be paid on December 31, 2012, subject to Mr. Bolch’s continued employment through such date (collectively, the “Inducement Bonus”). Mr. Bolch will be required to re-pay a pro-rata portion of any of the Inducement Bonus already received if he does not remain employed past July 26, 2012.

On the Bolch Commencement Date, Mr. Bolch will be granted an inducement equity award of 750,000 shares of restricted stock, which will vest on the third anniversary of the Bolch Commencement Date. Mr. Bolch will also receive a fiscal 2011 LTIP award that includes 84,915 shares of restricted stock under the Company’s 2009 Stock Incentive Plan that vest ratably over three years and 170,085 performance shares under the Exide Technologies 2009 Stock Incentive Plan.

Mr. Bolch’s employment agreement also provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Bolch will receive a lump sum cash payment equal to 225% of base salary for the remaining portion of his term of employment (but not less than twelve months of base salary), a pro-rata share of the annual bonus that would have been paid had he remained employed through the end of the fiscal year in which such termination occurs, any unpaid portion of the Inducement Bonus, immediate vesting of the inducement equity award, any earned, but unpaid vacation pay, reimbursement of reasonable business expenses incurred up to the date of termination, and premiums above those paid by active employees under the Company’s medical, vision and dental plans until the earlier of 18 months following termination or the time at which Mr. Bolch becomes eligible for such benefits from another employer.

In the event Mr. Bolch’s employment is terminated for cause or he resigns without good reason, Mr. Bolch’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses. If Mr. Bolch’s termination is the result of permanent disability or death, he or his estate receives all of the foregoing payments, as well as any unpaid portion of the Inducement Bonus or unvested inducement equity award.

Mr. Bolch’s agreement also includes a confidentiality agreement, as well as provisions governing non-compete and non-solicitation of employees, clients and customers for two years following the date of termination.

Pursuant to Mr. Bolch’s employment agreement, “good reason” is defined as: (1) a material adverse change in the executive’s title, role, or responsibilities, (2) a reduction in base salary, (3) a requirement that the executive report to anyone other than the Board, or (4) relocation of Mr. Bolch’s place of employment more than fifty (50) miles from the executive offices in Milton, Georgia.

Michael Ostermann Employment Agreement

Mr. Ostermann entered into an employment agreement (the “Ostermann Agreement”), with Exide Technologies GmbH on January 1, 2009, when he commenced employment as the Company’s President — Transportation Europe. The Ostermann agreement sets forth Mr. Ostermann’s initial base salary of €290,000, which is subject to adjustment annually. Mr. Ostermann’s base salary for fiscal 2010 increased to €365,000 effective March 1, 2010 upon his promotion to President of Europe which included Transportation and Industrial Divisions . The Ostermann Agreement includes terms related to the provision of sick pay, a company car, accident and death insurance policies, and annual pension plan payments. The Company also agreed to permit Mr. Ostermann to participate in the Company’s long term incentive plan and other incentive plans. The Ostermann Agreement is terminable (1) upon six months advance written notice from Exide Technologies GmbH, (2) upon the resolution of Exide Technologies GmbH’s shareholders, (3) upon the attainment of age 65 by Mr. Ostermann, (4) upon Mr. Ostermann’s resignation, or (5) immediately, for cause or behavior-related grounds if Mr. Ostermann is subject to the provisions of the German Termination Protection Act. Upon termination of Mr. Ostermann’s employment by the Company without cause, Mr. Ostermann is entitled to the payment of one full year base salary. The Ostermann Agreement includes confidentiality, non-competition and non-solicitation provisions.

Other Severance Arrangement

The Company’s other named executive officers are generally provided severance in an amount equal to twelve months salary paid over a twelve-month period following the date of termination of employment for any reason other than a “for cause” termination.

Incentive Plans

The Company’s named executive officers, as well as all other employees who receive grants of options and restricted stock under the Company’s Incentive Plans, are provided with protections in the event of a change in control of the Company, as defined in the Incentive Plans. Pursuant to the various award agreements provided to employees, all unvested options and restricted shares will fully vest if, in connection with or within twelve months following the consummation of a change in control, an employee is involuntarily terminated by the successor company or business. Additionally, regardless of whether a named executive officer is terminated upon a change in control, any performance cash award will be paid at the achievement level at the time of the change in control prorated by the portion of the performance period in which the named executive officer worked.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee generally designs components of executive compensation to ensure full deductibility. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has, from time to time, approved elements of compensation for certain officers that are not fully deductible, and may do so in the future in appropriate circumstances.

Beginning on April 1, 2006, the Company began accounting for stock-based compensation, including awards made under the 2004 Plan, in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“FAS 123R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the proxy statement.

Members of the Compensation Committee1

Michael R. D’Appolonia (Chair)
David S. Ferguson
John P. Reilly

1 Mr. Lash served on the Compensation Committee until his resignation from the Board effective May 27, 2010.

FISCAL 2010 SUMMARY COMPENSATION TABLE

						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Gordon A. Ulsh,	2010	$902,500	$949,998	$705,352	$1,512,821	$2,093	$26,197	$4,098,961
Chief Executive Officer	2009	$950,000	$950,000	$880,202	$1,464,807	$795	$38,944	$4,284,748
	2008	$891,667	—	—	$1,738,140	$875	$34,650	$2,665,332
Phillip A. Damaska,	2010	$332,500	$222,988	$97,449	$99,104	$3,734	$23,300	$779,074
Executive Vice President and	2009	$350,000	$109,369	$304,020	$196,772	$(793)	$26,085	$985,453
Chief Financial Officer				86,294
	2008	$290,083	$32,550	—	$167,711	$(110)	$15,765	$505,999
Edward J. O’Leary,	2010	$522,500	$362,491	$183,763	$201,653	$3,695	$28,777	$1,302,879
President and Chief	2009	$521,708	$181,875	$505,532	$404,320	$(629)	$37,768	$1,650,574
Operating Officer(1)	2008	$437,892	—	—	$469,901	$(182)	$33,662	$941,273
Mitchell S. Bregman,	2010	$316,160	$146,226	$92,663	$36,233	$105,772	$23,437	$720,491
President — Industrial	2009	$330,133	$100,001	$277,958	$226,719	$(28,554)	$25,392	$931,649
Energy Americas	2008	$320,000	—	—	$422,159	$(8,775)	$20,550	$753,934
Michael Ostermann,	2010	$267,937	$241,696	$107,111	$402,331	—	$203,949	$1,223,023
President — Exide Europe(2)

(1)	Mr. Ulsh retired effective July 26, 2010. Mr. O’Leary retired from the Company effective June 16, 2010.

(2)	Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

(3)	Messrs. Ulsh, O’Leary, Bregman and Damaska each agreed to a voluntary 10% reduction in base salary for the period beginning September 1, 2009 and ending on February 28, 2010. Effective March 1, 2010, Mr. Ostermann’s base salary was increased to €365,000. Effective June 1, 2010, Mr. Damaska’s salary was increased to $400,000. See “Compensation Discussion and Analysis — Elements of Compensation — Base Salary.”

(4)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Stock Awards” column of the table above represent the grant date fair value of the stock awards granted for each year in accordance with ASC 718. The SEC’s disclosure rules previously required that we based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards. The recent changes in the SEC’s disclosure rules require that we present the stock award amounts in the applicable column of the table using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest) and, therefore the amounts reported in the table above for stock awards in 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. Amounts for performance share awards included in the “Stock Awards” column above reflect the most probable outcome award value at the date of grant in accordance with ASC 718. If the performance share awards were computed at the highest performance levels, the following mounts would be included in the table for each named executive officer with respect to such performance share awards.

		Performance Share
		Awards at the Highest
Name	Year	Performance Level ($)

E.J. O’Leary	2010	$309,650
Phillip A. Damaska	2010	$190,480
Mitchell S. Bregman	2010	$124,913
Michael Ostermann	2010	$206,463

Assumptions used in calculation of these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2010, March 31, 2009 and March 31, 2008.

(5)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards granted in each year in accordance with ASC 718. The SEC’s disclosure rules previously required that we based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards. The recent changes in the SEC’s disclosure rules require that we present the option award amounts in the applicable column of the table using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest) and, therefore the amounts reported in the table above for option awards in 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. Assumptions used in calculating these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2010.

(6)	Payments made in fiscal 2010 in this column represent awards granted under the fiscal 2010 AIP, which were paid on June 14, 2010, and performance cash award paid to Mr. Ulsh on June 14, 2010. Payments made in fiscal 2009 in this column represent awards granted under the fiscal 2009 EP Plan, which was paid on June 12, 2009 and performance unit cash awards granted on September 21, 2006 and paid on June 23, 2009. Fiscal 2008 payments include awards under our fiscal 2008 EP Plan which was paid on June 12, 2008 and performance unit cash awards granted on November 29, 2005 that were paid on June 17, 2008. For additional information regarding the 2010 AIP and performance unit cash awards, see pp. 22-23 and 27-28, respectively, of the CD&A above. This column also includes payments approved in February 2008 and paid in fiscal 2009 to the named executive officers resulting from the decision to increase various stock option exercise prices to address Internal Revenue Code Section 409A.

(7)	For fiscal 2008 the Company’s change in pension values are valued at December 31, 2008. Consistent with the Company’s adoption of FAS 158, the fiscal 2010 and 2009 calculation is measured at March 31, 2010 and March 31, 2009, respectively, the end of the fiscal year.

(8)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2010.

					Company
					Contributions to
			Automobile	Tax	Retirement and	Expatriate
		Club Dues	Reimbursement	Reimbursements	401(k) Plans	Payments
Name	Fiscal Year	($)	($)	($)	($)(a)	($)(b)	Total ($)

Gordon A. Ulsh	2010	$7,547	$12,000		$6,650		$26,197
Phillip A. Damaska	2010		$11,400		$11,900		$23,300
Edward J. O’Leary	2010	$7,077	$11,400		$10,300		$28,777
Mitchell S. Bregman	2010		$11,400		$12,037		$23,437
Michael Ostermann(c)	2010		$23,830		$64,260	$115,858	$203,949

(a)	Mr. Ostermann’s benefits in this column include $30,510 contributions to social insurance plan provided under common law and a payment of $33,750 to his private pension plan established pursuant to his employment agreement.

(b)	Expatriate payments made to Mr. Ostermann for his time spent in Gennevielles, France include the following for fiscal 2010: $33,144 housing allowance for reimbursement of housing expenses; and goods and services allowance of $82,714.

(c)	The payments are paid in Euros and reflect the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding equity and non-equity awards granted to the named executive officers in fiscal 2010.

										All Other
									All Other	Option	Exercise
									Stock Awards:	Awards:	or
									Number of	Number of	Base	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price	Fair
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	of Option	Value of Stock
	Grant	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	Type	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($ / Sh)	Awards ($)(4)

Gordon A. Ulsh	05/04/2009	Performance Cash	$760,000	$950,000	$1,900,000	—	—	—	—	—	—	—
		Stock Options	—	—	—	—	—	—	—	158,863	$6.29	$705,352
		RSU	—	—	—	—	—	—	151,033	—	—	$949,998
Phillip A. Damaska	05/04/2009	Performance Cash	—	$306,250	$612,500	—	—	—	—	—	—	—
	03/25/2010	Stock Options	—	—	—	—	—	—	—	21,948	$6.29	$97,450
		AIP	$100,000	$200,000	$400,000	—	—	—	—	—	—	—
		Performance Shares	—	—	—	11,266	33,833	—	—	—	—	$127,745
		Restricted Stock	—	—	—	—	—	—	16,917	—	—	$95,243
Edward J. O’Leary	05/04/2009	Performance Cash	—	$577,500	$1,155,000	—	—	—	—	—	—	—
	03/25/2010	Stock Options	—	—	—	—	—	—	—	41,388	$6.29	$183,763
		AIP	$178,750	$357,500	$715,000	—	—	—	—	—	—	—
		Performance Shares	—	—	—	18,315	55,000	—	—	—	—	$207,666
		Restricted Stock	—	—	—	—	—	—	27,500	—	—	$154,825
Mitchell S. Bregman	05/04/2009	Performance Cash	—	$291,200	$582,400	—	—	—	—	—	—	—
	03/25/2010	Stock Options	—	—	—	—	—	—	—	20,870	$6.29	$92,663
		AIP	$83,200	$166,400	$332,800	—	—	—	—	—	—	—
		Performance Shares	—	—	—	7,388	22.187	—	—	—	—	$83,772
		Restricted Stock	—	—	—	—	—	—	11,093	—	—	$62,454
Michael Ostermann	05/04/2009	Performance Cash	—	$338,072	$676,144	—	—	—	—	—	—	—
	03/25/2010	Stock Options	—	—	—	—	—	—	—	24,124	$6.29	$107,111
		AIP	$130,579	$261,158	$522,315	—	—	—	—	—	—	—
		Performance Shares	—	—	—	12,211	36,672	—	—	—	—	$138,464
		Restricted Stock	—	—	—	—	—	—	18,336	—	—	$103,232

(1)	The amounts shown illustrate award opportunities under the 2011 and 2010 AIP and the performance unit cash awards issued in fiscal 2010. For additional information regarding the 2011 and 2010 AIP and the performance unit cash awards, refer to pages 22-24 of the proxy statement above.

(2)	The amounts shown represent the number of performance share awards, which, to the extent earned, will vest and be distributed in shares of our common stock. For additional information regarding the performance share awards, refer to page 28 of the proxy statement above.

(3)	This column shows the number of restricted shares units granted to the named executive officers and, with respect to Mr. Ulsh, the number of RSUs granted in fiscal 2010. The RSUs, which became non-forfeitable on July 26, 2010, will be delivered on January 26, 2011.

(4)	The amounts in this column reflect the grant date fair value computed in accordance with ASC 718 for fiscal 2010 financial statement reporting purposes related to stock awards. Grant date fair value of performance-based stock awards is evaluated using a BSVM based on the most probable outcome award payout level. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

FISCAL 2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current holding of stock options, restricted stock and restricted stock units for the named executive officers.

	Option Awards			Stock Awards
								Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
	Option	Options	Options	Exercise	Option	Stock	Have Not	Have Not
	Grant	(#)(1)	(#)(2)	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)(1)	Date	Date(2)	(#)(3)	($)(4)

Gordon A. Ulsh(5)	4/2/2005	230,000	0	$13.22	08/29/15	04/2/2005	6,000	$34,560
	11/29/2005	198,925	0	$4.46	11/28/15	11/29/2005	20,093	$115,736
	09/21/2006	332,200	0	$3.66	09/21/16	09/21/2006	54,960	$316,570
	3/22/2007	191.939	0	$8.84	03/22/17	03/22/2007	63,500	$365,762
	5/15/2008	0	90,649	$14.87	05/15/18	05/15/2008	63,887	$367,989
	5/04/2009	0	158,863	$6.29	05/04/19	5/04/2009	151,033	$869,950

Phillip A. Damaska	1/31/2005	12,000	0	$13.41	08/29/15
	11/29/2005	16,000	0	$4.46	11/28/15	11/29/2005	1,286	$7,410
	9/21/2006	34,900	0	$3.66	09/21/16	09/21/2006	5,760	$33,178
	3/22/2007	16,795	0	$8.84	03/22/17	03/22/2007	5,556	$32,005
						06/29/2007	2,100	$12,096
	5/15/2008	10,458	20,852	$14.87	05/15/18	05/15/2008	5,884	$33,892
	5/04/2009		21,948	$6.29	05/04/19
						3/25/2010	16,917	$97,442

Edward J. O’Leary	6/6/2005	30,000	0	$5.09	06/06/15	06/6/2005	1,000	$5,760
	11/29/2005	1,785	0	$4.46	11/29/15	11/29/2005	1,643	$9,465
	9/21/2006	67,500	0	$3.66	09/21/16	09/21/2006	11,160	$64,282
	03/22/2007	32,490	0	$8.84	03/22/17	03/22/2007	10,750	$61,919
	5/15/2008	17,389	34,674	$14.87	05/15/18	05/15/2008	9,785	$56,360
	5/04/2009	0	41,388	$6.29	05/04/19
						3/25/2010	27,500	$158,400

Mitchell S. Bregman	10/13/2004	20,000	0	$15.82	08/29/15
	11/29/2005	30,118	0	$4.46	11/28/15	11/29/2005	2,423	$13,954
	9/21/2006	66,400	0	$3.66	09/21/16	09/21/2006	11,000	$63,360
	3/22/2007	31,990	0	$8.84	03/22/17	03/22/2007	10,585	$60,967
	5/15/2008	9,532	19,094	$14.87	05/15/18	05/15/2008	5,380	$30,989
	5/04/2009	0	20,870	$6.29	05/04/19
						03/25/2010	11,093	$63,896

Michael Ostermann	5/04/2009	0	24,124	$6.29	05/04/19		—	—
						03/25/2010	18,336	$105,615

(1)	The 2004 Plan was amended effective August 22, 2007 to provide that the exercise price would be equal to the closing price of the Company’s common stock on the grant date or the average closing price of our common stock for the ten days preceding the grant date, whichever is higher. On February 18, 2008, the executive officers and directors executed amendments to the option awards approved by the Board and granted to non-employee directors and executive officers where the exercise price was lower than closing price of the Company’s common stock on the grant date.

(2)	All stock grants listed in this column represent restricted stock, with the exception of the March 22, 2007 grant of restricted stock units for all the named executive officers and Mr. Ulsh’s May 15, 2008 and May 4, 2009 awards.

(3)	Mr. Ulsh received two grants of restricted stock in connection with the commencement of his employment on April 2, 2005. The grant of 100,000 shares vests equally over three years. Mr. O’Leary received two grants of restricted shares in connection with the commencement of his employment on June 6, 2005. The grant of 12,000 shares vests equally over three years. The March 25, 2010 awards of restricted stock vest ratably over three years from the date of grant. All other grants of restricted stock vest 20% each year for five years from the date of grant. All grants of stock options vest equally each year for three years from the date of grant.

(4)	The market value of unvested restricted stock is based on the $5.76 closing price of our stock on The NASDAQ Global Market on March 31, 2010.

(5)	All of Mr. Ulsh’s unvested stock options and restricted stock awards vested at June 30, 2010. All restricted stock unit awards became non-forfeitable on July 26, 2010 and will be delivered in certificated form on January 26, 2011.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for the named executive officers, on (1) stock option exercises during fiscal 2010, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)(4)	($)(5)

Gordon A. Ulsh(1)	—	—	85,323	$596,870
Phillip A. Damaska(2)	—	—	9,716	$64,814
Edward J. O’Leary	—	—	16,043	$108,570
Mitchell S. Bregman(3)	—	—	15,158	$106,240
Michael Ostermann	—	—	—	—

(1)	Mr. Ulsh forfeited 11,666 of the shares listed above to pay withholding tax obligations related to the vested shares.

(2)	Mr. Damaska forfeited 935 of the shares listed above to pay withholding tax obligations related to the vested shares.

(3)	Mr. Bregman forfeited 2,908 of the shares listed above to pay withholding tax obligations related to the vested shares.

(4)	All vested stock listed in this column represents restricted stock and vested, non-forfeitable restricted stock units (whether shares have been delivered or not delivered).

(5)	Values based on the closing price of our common stock on the respective exercise or vesting dates. Where the vesting date occurred on a Saturday or Sunday, which is based on the closing price on the last market date prior to the vesting date.

FISCAL 2010 PENSION BENEFITS TABLE

The table below sets forth information on the pension benefits for the named executive officers.

		Number	Present
		of Years	Value of	Actual	Payments
		Credited	Accumulated	Cash Balance	During Last
		Service	Benefit	Account	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)	($)

Gordon A. Ulsh	Cash Balance	5.00	$25,945	$26,167	—
Phillip A. Damaska	Cash Balance	5.00	$17,234	$18,769	—
Edward J. O’Leary	Cash Balance	5.00	$17,055	$18,574	—
Mitchell S. Bregman(2)	GNB	21.67	$299,498	—	—
	Cash Balance	9.00	$68,960	$73,829	—
Michael Ostermann	—	—	—	—	—

(1)	Consistent with the Company’s adoption of ASC 715, benefits are valued based on years of service as of March 31, 2010.

(2)	Mr. Bregman participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

FISCAL 2010 DIRECTOR COMPENSATION TABLE

Directors who are employees receive no additional compensation or retirement benefits for serving on the Board or its committees. In fiscal 2010, we provided the following annual compensation to our non-employee directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)	($)

John P. Reilly, Chairman	$161,000	$70,000	—	$231,000
Herbert F. Aspbury	$87,250	$70,000	—	$157,250
Michael R. D’Appolonia	$87,000	$70,000	—	$157,000
David S. Ferguson	$77,500	$70,000	—	$147,500
Paul W. Jennings	$79,250	$70,000	—	$149,250
Joseph V. Lash	$83,000	$70,000	—	$153,000
Michael R. Ressner	$82,500	$70,000	—	$152,500
Carroll R. Wetzel	$87,500	$70,000	—	$157,500

(1)	This column represents the amount of cash compensation earned by the non-employee directors for meeting fees, annual retainer, Chairman retainer and Committee Chair retainers.

(2)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in this column reflect the fair value on the grant date of the option awards granted to our non-employee directors during fiscal 2010. These values have been determined under the principles used to calculate the value of equity awards for purposes of our financial statements. Assumptions used in the calculation of these amounts are included in Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2010, 2009 and 2008.

Each non-employee director receives an annual cash retainer of $50,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board receives an annual retainer of $90,000 payable prospectively in quarterly installments. The Chairman of the Audit Committee and Compensation Committee receive an additional annual cash retainer of $15,000. The Chairman of each of the Finance Committee and the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000. Each member of the Board also receives $1,500 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended telephonically. On September 16, 2009, each of the Board members offered, and the Company accepted, a voluntary reduction in quarterly Board retainers for the period October 1, 2009 through March 31, 2010. On September 16, 2009, the Board also approved the annual non-employee director equity compensation of $70,000 comprised entirely of 8,000 restricted stock units. On May 27, 2010, the Board approved an increase in this amount of the annual non-employee director equity compensation from $70,000 to $80,000 beginning with the equity grant following the 2009 annual meeting of shareholders. The restricted stock units become non-forfeitable at the conclusion of the director’s annual service, but stock certificates will not be issued until each director’s retirement from the Board.

On May 27, 2010, the Board also approved inducement awards for new directors. Each new director will receive restricted stock units valued at $50,000 that will vest ratably over two years beginning with the first annual meeting following one year of service Such awards will accelerate if the director is nominated but not re-elected at a shareholder meeting.

FISCAL 2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The tables and narratives below describe the potential payments to each named executive officer upon termination. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on March 31, 2010.

				Termination w/o
		Termination	Termination	Cause within
		w/o Cause or by	w/ Cause or	12 months after a
		employee for	by employee w/o	Change in
Name	Benefit	Good Reason	Good Reason	Control	Death	Disability

Gordon A. Ulsh	Base salary(1)	$1,900,000	—	$1,900,000	—	—
	Bonus/EP(2)	$622,250	$622,250	$622,250	$622,250	$622,250
	Stock Options(3)	—	—	—	—	—
	Restricted shares/RSU(4)	$2,036,010	—	—	$1,237,939	$1,237,939
	Performance Unit Cash Award(5)	—	—	$806,398	$806,398	$806,398
	COBRA(6)	$14,317	—	$14,317	—	—
	Tax Gross-Up(7)	—	—	—	—	—
	Additional Tax Payment(8)	—	—	—	—	—

(1)	Values based on Mr. Ulsh’s base salary in effect as of March 31, 2010. Also assumes there would be no change in the terms of Mr. Ulsh’s employment agreement after a change in control. In addition to the amount listed above, Mr. Ulsh would also receive earned but unpaid salary and earned but unpaid vacation through the date of termination under any circumstance, including death or disability.

(2)	Mr. Ulsh is entitled to receive any earned but unpaid bonus for the prior fiscal year regardless of the nature of the termination, including death or disability. For purposes of this table, the actual fiscal 2010 AIP payout was used. As a result of his retirement effective July 26, 2010, Mr. Ulsh did not participate in the 2011 AIP.

(3)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the $5.76 closing price of our common stock on March 31, 2010. Excludes valuation of shares otherwise exerciseable at March 31, 2010.

(4)	Values based on the number of shares that would vest upon termination multiplied by the $5.76 closing price of our common stock on March 31, 2010.

(5)	Value is based on a termination at March 31, 2010. For purposes of this table, actual payment made for the fiscal 2010 performance cash award was used. No payment was earned for fiscal 2009.

(6)	Based on rates in effect as of March 31, 2010 and assumes full 18 months of COBRA eligibility.

(7)	Calculations based on the assumed excise tax under Section 280G of the Internal Revenue Code for the change in control payment at March 31, 2010. This calculation does not incorporate any requirements of Internal Revenue Service Code Section 409A.

(8)	Calculation under the Side Letter based on Mr. Ulsh’s marginal tax rates at March 31, 2010.

						Termination w/o
						Cause within
		Termination	Voluntary			12 months after a
Name	Benefit	w/o Cause(1)	Termination(2)	Death	Disability	Change in Control

Phillip A. Damaska	Base salary(1)	$350,000	—	—	—	$350,000
	Stock Options(2)	—	—	—	—	—
	Restricted Shares/RSU(3)	—	—	—	—	$118,581
	Performance Unit Cash Award(4)	—	—	$306,250	$306,250	$306,250
Edward J. O’Leary	Base salary(1)	$550,000	—	—	—	$550,000
	Stock Options(2)	—	—	—	—	—
	Restricted Share/RSU(3)	—	—	—	—	$197,764
	Performance Unit Cash Award(4)	—	—	$577,500	$577,500	$577,500
Mitchell S. Bregman	Base salary(1)	$332,800	—	—	—	$332,800
	Stock Options(2)	—	—	—	—	—
	Restricted Shares/RSU(3)	—	—	—	—	$169,257
	Performance Unit Cash Award(4)	—	—	$291,200	$291,200	$291,200
Michael Ostermann	Base salary(1)	$492,750	—	—	—	$332,800
	Stock Options(2)	—	—	—	—	—
	Restricted Shares/RSU(3)	—	—	—	—	—
	Performance Unit Cash Award(4)	—	—	$342,563	$342,563	$342,563

(1)	Upon termination by the Company, Messrs. Bregman, Damaska, O’Leary and Ostermann would receive one year of severance, regardless of whether they obtain employment elsewhere during such year. Assumes there would be no change in severance policy after a change in control. Mr. Ostermann’s compensation is paid in Euros and reflects the Euro/U.S. Dollar exchange rate of 1.35/1.00 at March 31, 2010.

(2)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our stock on March 31, 2010. Excludes valuation of shares otherwise exerciseable at March 31, 2010.

(3)	Values based on the number of shares not vested at March 31, 2010 multiplied by the closing price of our common stock on March 31, 2010. Excludes valuation of shares otherwise vested or non-forfeitable at March 31, 2010.

(4)	Value assumes that target level reached for all outstanding performance cash awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of July 10, 2010, concerning:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors and nominees for the Board;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, GA 30004.

We determine beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to our company, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 75,856,364 shares of common stock outstanding at June 30, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 10, 2010. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

5% Stockholders
Jeffrey L. Gendell(1)	15,004,486	19.8%
C/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830
FMR LLC(2)	3,872,126	5.1%
82 Devonshire Street Boston, MA 02109
Directors and Executive Officers(3)
Herbert F. Aspbury	37,237	*
James R. Bolch(4)	0	*
Michael R. D’Appolonia	57,070	*
David S. Ferguson	52,390	*
John P. Reilly	63,071	*
Michael P. Ressner	51,307	*
Gordon A. Ulsh(5)	2,182,366	2.9%
Carroll R. Wetzel	72,293	*
Edward J. O’Leary(6)	284,409	*
Mitchell S. Bregman	245,014	*
Phillip A. Damaska	192,545	*
Michael Ostermann	26,377	*
All Directors and executive officers as a group (15 persons)	3,756,478	4.9%

*	Represents less than 1% of the outstanding common stock.

(1)	The information reflects the Schedule 13D/A filed with the SEC on May 17, 2010, all filed jointly by Jeffrey L. Gendell, or Mr. Gendell, and the entities described therein. Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company, or TCO, the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership, or TMF. Mr. Gendell is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company, or TCM, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership, or TCP, and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership, or T25. Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company, or TM, the general partner of Tontine Partners, L.P., a Delaware limited partnership, or TP, and Tontine Power Partners, L.P., a Delaware limited partnership, or TPP. Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company, or TOA, the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation, or TOF, and certain separately managed accounts. Mr. Gendell is also the managing member of Tontine Associates, L.L.C., or TA, a Delaware limited liability company, the general partner of Tontine Capital Overseas Master Fund II, L.P., a Cayman Islands limited partnership, or TCP 2. TMF beneficially owns 439,464 shares of Common Stock. TP beneficially owns 1,682,042 shares of common stock. TCM beneficially owns 2,776,366 shares of common stock. TCO beneficially owns 444,759 shares of common stock. TCP beneficially owns 2,321,428 shares of Common Stock. TP beneficially owns 1,682,042 shares of common stock. TM beneficially owns 2,077,457 shares of common stock. T25 beneficially owns 246,492 shares of common stock. TOA beneficially owns 1,175,207 shares of common stock. TCP 2 beneficially owns 8,219,334 shares of common stock. TAA beneficially owns 8,219,334 shares of common stock. TPP beneficially owns 22,106 shares of common stock. TA beneficially owns 311,362 shares of common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer’s securities reported herein for purposes of Section 16(a) under the Exchange Act, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA, TOF, T25, and TPP.

(2)	Based on the Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC and its affiliates, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor is the beneficial owner of the above listed shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)	Includes shares of our common stock that may be acquired by exercise of stock options or in connection with vesting of restricted stock units within 60 days of July 10, 2010 for directors and executive officers as follows: Mr. Aspbury, 30,443 shares; Messrs. D’Appolonia, Reilly and Ressner, 38,228 shares each; Messrs. Ferguson and Wetzel, 36,116 shares each; Mr. Ulsh, 1,576,247 shares; Mr. Bregman, 190,424 shares; Mr. Damaska, 116,220 shares; Mr. O’Leary, 212,528 shares; Mr. Ostermann 8,041 shares; and all directors and executive officers as a group, 2,655,853 shares.

(4)	Does not include 834,915 shares that were granted to Mr. Bolch on July 26, 2010, the date his employment with the Company commenced.

(5)	Includes 452,870 shares held in the Gordon A. Ulsh and Laurie J. Ulsh, J/R/L/T/A, dated June 21, 1996, as amended, of which Mr. Ulsh and his spouse are trustees. Mr. Ulsh continues to report beneficial ownership of shares of the issuer held for the account of the trust but disclaims beneficial ownership (except to the extent of the pecuniary interest of Mr. Ulsh and his spouse) in the trust.

(6)	Mr. O’Leary resigned effective June 16, 2010, and the shares beneficially owned have been adjusted to exclude shares forfeited upon his resignation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, executive officers and 10% stockholders complied during fiscal 2009 with the reporting requirements of Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Corporate Governance Guidelines, as well as the written Related Party Transaction Policy adopted by the Board on March 22, 2007, the Audit Committee is responsible for the review of “related person transactions” between the Company and related persons, including directors, executive officers, director nominees, 5% stockholders of the Company, as well as the immediate family members of each of the foregoing individuals. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Director nominees are also requested to provide us the foregoing information. The Audit Committee considers whether any proposed related person transaction is on terms and conditions that are reasonable under the circumstances and in the best interest of stockholders. No related person transactions were reported in fiscal 2010.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2011 ANNUAL MEETING

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals.  For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than April 4, 2011. Such proposals must also comply with Section 2.03 of our Bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
Attn: Corporate Secretary
Fax: (678) 566-9229

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, the stockholder must be made in accordance with the provisions of our bylaws, which require the stockholder to, among other things: (1) comply with all applicable requirements of the Exchange Act, (2) provide the information required by Section 2.03 of our Bylaws and (3) give timely notice to our Corporate Secretary. In general, this notice must be received by our Corporate Secretary:

•	not earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the 2010 annual meeting of stockholders, or May 18, 2011; and

•	not later than the close of business on the ninetieth day prior to the first anniversary of the 2010 annual meeting of stockholders, or June 17, 2011.

However, if the 2011 annual meeting of stockholders is moved more than 30 days before or more than 70 days after September 15, 2011, then notice must be delivered by the stockholder not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company.

Nomination of Director Candidates.  You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualification for Board membership and should be directed to our Corporate Secretary at the address of our company’s principal executive offices set forth above.

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must comply with the provisions of our Bylaws described briefly above. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaws Provisions.  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

The Board does not provide a process for stockholders to send other communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the annual meeting is adequate.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010, including the financial statements and the financial statement schedules filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Brad S. Kalter, Corporate Secretary at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Our company and some brokers household proxy materials, delivering a single Notice of Internet Availability or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or our company that they or our company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or proxy statement, or if you are receiving multiple copies of the Notice of Internet Availability or proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

Proxy Solicitation Costs. We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or other electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

Directions To:

Atlanta Mariott Alpharetta
5750 Windward Parkway
Alpharetta, Georgia 30005
Tel. 770-754-9600

From Atlanta-Hartsfield-Jackson International Airport

Take Highway I-85 North to GA 400N (toll road)
Take GA 400N approximately 16 miles to Exit 11 — Windward Parkway
Turn Right at the exit ramp. The hotel is immediately on left at traffic light.

From I-85 South

Take I-285 West to Exit 27/Atlanta/Cumming/Dahlonega/GA 400-N.
Take GA 400 N approximately 14 miles to Exit 11/Windward Parkway.
Turn Right at exit ramp. Hotel is immediately on left at traffic light.

From I-75 South

Take Exit #259/Birmingham/Tampa/Greenville/Augusta onto I-285 East toward Greenville/Augusta. Go 7.1 miles.
Take Exit 27/Atlanta/Cummings toward Dahlonega/GA-400N/Cummings. Go 14 mi.
Take Exit 11/Windward Parkway.
Turn Right at exit ramp. Hotel is immediately on left at traffic light.

ANNUAL MEETING OF STOCKHOLDERS OF EXIDE TECHNOLOGIES SEPTEMBER 15, 2010 EXIDE TECHNOLOGIES PROXY VOTING INSTRUCTIONS 13000 DEERFIELD PARKWAY BLDG 200 VOTE BY INTERNET — www.proxyvote.com MILTON, GA 30004 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 14, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 14, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M26486-P00324 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EXIDE TECHNOLOGIES For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. The election of the following nine persons as directors of the Company. 0 0 0 Nominees: 01) Herbert F. Aspbury 06) Dominic J. Pileggi 02) James R. Bolch 07) John P. Reilly 03) Michael R. D’Appolonia 08) Michael P. Ressner 04) David S. Ferguson 09) Carroll R. Wetzel 05) John O’Higgins For Against Abstain 2. Ratify the appointment of the Company’s Independent auditors for fiscal 2011. 0 0 0 The Board of Directors Recommends a vote “For All” for Item 1 and “For” Item 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof. NOTE: This Proxy Card should be dated and signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com. M26487-P00324 EXIDE TECHNOLOGIES PROXY ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 15, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Brad S. Kalter and Barbara A. Hatcher, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Technologies, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the annual meeting of Stockholders of the Company to be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Wednesday, September 15, 2010, beginning at 9:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card. This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the director nominees and FOR proposal 2 and in the discretion of the proxy holders on any other matter that properly comes before the meeting in accordance with the recommendations of the Board of Directors. (Continued and to be signed on the reverse side.)